Investors Life Insurance Company of North America
Statutory Financial Statements
December 31, 2003 and 2002

Report of Independent Auditors

To the Board of Directors and Shareholder of Investors Life Insurance Company of North America:

We have audited the accompanying statutory statements of admitted assets, liabilities, and capital and surplus of Investors Life Insurance Company of North America (the “Company”) (an indirect wholly owned subsidiary of Financial Industries Corporation) as of December 31, 2003 and 2002, and the related statutory statements of operations, changes in capital and surplus, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Company prepared the 2003 financial statements using accounting practices prescribed or permitted by the Insurance Department of the State of Texas and prepared the 2002 financial statements using accounting practices prescribed or permitted by the Insurance Department of the State of Washington, which practices differ from accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between such practices and accounting principles generally accepted in the United States of America are material.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2003 and 2002, or the results of its operations or its cash flows for the years then ended.

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and surplus of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, as restated, on the basis of accounting described in Note 1.

As described in Note 1 to the financial statements, the Company has restated its financial statements for the year ended December 31, 2002.

PricewaterhouseCoopers LLP
Dallas, TX
May 16, 2005

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA

Statutory Statements of Admitted Assets, Liabilities and Capital and Surplus
December 31, 2003 and 2002
(In thousands, except share amounts)

		2002
	2003	RESTATED
Admitted Assets
Cash and investments:
Bonds, at amortized cost (market value $475,181 and $432,513 at
December 31, 2003 and 2002, respectively)	$ 477,150	$ 420,234
Common stock (primarily ultimate parent company), at statement value
(cost of $4,036 and $3,099 at December 31, 2003 and 2002, respectively)	12,080	9,014
Mortgage loans on real estate	-	17
Real estate:
Properties held for production of income	76,712	80,531
Properties occupied by the Company	13,870	14,179
Properties held for sale	2,145	-
Policy loans	38,176	40,961
Other invested assets	16,906	-
Cash and short-term investments	62,946	131,784
Total cash and investments	699,985	696,720

Accrued investment income	6,118	5,867
Premiums deferred and uncollected	3,212	3,219
Receivable from reinsurers	5,045	5,527
Receivable from affiliates, net	2,676	3,022
Federal income tax recoverable	4,231	6,269
Net deferred tax asset	1,195	4,530
Other assets	2,690	1,606
Separate account assets	366,179	342,832
Total admitted assets	$ 1,091,331	$ 1,069,592

Liabilities and Capital and Surplus
Policy liabilities:
Aggregate reserve for life, annuity and accident and health contracts	$ 654,757	$ 648,706
Policy claims and benefits payable	7,129	8,787
Other policy related liabilities	6,378	6,498
Interest maintenance reserve	4,911	4,602
Asset valuation reserve	7,962	5,450
Other liabilities	17,508	22,732
Separate account liabilities	358,271	336,510
Total liabilities	1,056,916	1,033,285

Commitments and contingencies (Notes 3 and 10)

Capital and surplus:
Common stock, $85 par value, 40,000 shares authorized, 30,000
shares issued and outstanding	2,550	2,550
Paid-in and contributed surplus	4,650	4,650
Unassigned surplus	27,215	29,107
Total capital and surplus	34,415	36,307
Total liabilities and capital and surplus	$ 1,091,331	$ 1,069,592

The accompanying notes are an integral part of these statutory financial statements.

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA

Statutory Statements of Operations
For the Years Ended December 31, 2003 and 2002
(In thousands)

		2002
	2003	RESTATED
Revenues:
Insurance premiums and annuity considerations	$ 63,419	$ 63,430
Net investment income	37,061	40,970
Other income	1,054	1,109
Total revenues	101,534	105,509

Benefits, losses and expenses:
Policyholder claims and benefits	77,979	79,523
Commissions	4,658	5,175
Other operating expenses	22,652	19,378
Total benefits, losses and expenses	105,289	104,076

Operating gain (loss) before federal income taxes
and net realized capital losses	(3,755)	1,433

Federal income tax benefit	2,923	1,008

Net gain (loss) from operations	(832)	2,441

Net realized capital losses, net of federal income taxes of
$620 and $494 and excluding $1,499 and $592 transferred to the
interest maintenance reserve in 2003 and 2002, respectively	(2,444)	(1,538)

Net income (loss)	$ (3,276)	$ 903

The accompanying notes are an integral part of these statutory financial statements.

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA

Statutory Statements of Changes in Capital and Surplus
For the Years Ended December 31, 2003 and 2002
(In thousands)

			Paid-in and
	Common Stock		Contributed	Unassigned
	Shares	Amount	Surplus	Surplus	Total

Balance as of December 31, 2001:
As previously reported	30	$ 2,550	$ 4,650	$ 43,842	$ 51,042
Prior period adjustment (Note 1)	-	-	-	(4,895)	(4,895)
As restated	30	2,550	4,650	38,947	46,147

Net income, as restated	-	-	-	903	903
Change in net unrealized capital
losses, as restated	-	-	-	(907)	(907)
Change in non-admitted assets, as restated	-	-	-	(1,464)	(1,464)
Change in asset valuation reserve, as restated	-	-	-	1,396	1,396
Change in surplus in separate accounts	-	-	-	(1,904)	(1,904)
Change in deferred net income tax, as restated	-	-	-	692	692
Dividends to stockholder	-	-	-	(8,556)	(8,556)

Balance as of December 31, 2002, as restated	30	$ 2,550	$ 4,650	$ 29,107	$ 36,307

Net loss	-	-	-	(3,276)	(3,276)
Change in net unrealized capital gains	-	-	-	1,664	1,664
Change in non-admitted assets	-	-	-	2,450	2,450
Change in asset valuation reserve	-	-	-	(2,512)	(2,512)
Change in surplus in separate accounts	-	-	-	1,586	1,586
Change in deferred net income tax	-	-	-	(1,804)	(1,804)

Balance as of December 31, 2003	30	$ 2,550	$ 4,650	$ 27,215	$ 34,415

The accompanying notes are an integral part of these statutory financial statements.

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA

Statutory Statements of Cash Flows
For the Years Ended December 31, 2003 and 2002
(In thousands)

		2002
	2003	RESTATED
Cash from operations:
Premiums and annuity considerations received	$ 63,448	$ 60,042
Net investment income received	39,860	42,445
Other income received	1,045	3,085
Death and accident and health benefits paid	(38,682)	(32,787)
Surrender benefits paid	(21,744)	(26,640)
Annuity benefits paid	(34,994)	(38,954)
Net transfers from separate accounts	21,027	20,142
Reserve changes due to modified coinsurance	1,925	3,180
Other benefits paid	(1,685)	(1,911)
Federal income taxes paid excluding tax on capital gains	4,341	(2,475)
Dividends paid to policyholders	(846)	(749)
Commissions paid	(4,966)	(5,228)
General expenses, taxes, licenses and fees	(18,361)	(19,451)
Net cash from operations	10,368	699

Cash from investments:
Proceeds from investments sold or matured	379,179	220,344
Cost of investments acquired	(455,728)	(191,268)
Net decrease in policy loans	2,860	3,589
Net cash from investments	(73,689)	32,665

Cash from financing activities and miscellaneous sources:
Dividend paid to stockholder	-	(8,556)
Other sources and applications, net	(5,517)	(4,707)
Net cash from financing activities and miscellaneous sources	(5,517)	(13,263)

Net increase (decrease) in cash and short-term investments	(68,838)	20,101

Cash and short-term investments at beginning of year	131,784	111,683

Cash and short-term investments at end of year	$ 62,946	$ 131,784

The accompanying notes are an integral part of these statutory financial statements.

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA
Notes to Statutory Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization

Investors Life Insurance Company of North America (“Investors-NA” or the “Company”) is a wholly owned subsidiary of InterContinental Life Corporation (“ILCO”), a life insurance holding company. Effective May 18, 2001, ILCO became a wholly owned subsidiary of Financial Industries Corporation (“FIC”), also a life insurance holding company. Prior to May 18, 2001, FIC owned approximately 48% of ILCO’s outstanding common stock.

The Company owns 100% of ILG Securities Corporation (“ILG”), a registered broker-dealer. Prior to February 19, 2002, the Company also owned 100% of Investors Life Insurance Company of Indiana (“Investors-IN”), a life insurance company. On February 19, 2002, Investors-IN was merged with and into Investors-NA, with Investors-NA being the surviving corporation. The merger was approved by the Washington Department of Insurance in January 2002 and by the Indiana Department of Insurance in February 2002. Investors-NA assumed all of the assets and liabilities of Investors-IN.

The Company is engaged in administering existing portfolios of individual life insurance policies and annuity products. The Company is also engaged in the business of marketing and underwriting individual life insurance and annuity products in 49 states and the District of Columbia. Such products are marketed through independent, non-exclusive general agents. The Company also administers an in-force book of credit life and disability insurance.

Summary of Significant Accounting Policies

Basis of Presentation - The Company was previously domiciled in the State of Washington.  However, effective March 18, 2004, the Company redomesticated to the State of Texas.  As a result of the redomestication, the Company subsequently submitted a request and received approval from the State of Texas to prepare the 2003 statutory financial statements on the basis of accounting practices prescribed or permitted by the Texas Department of Insurance (“TDI”). Accordingly, the accompanying 2003 statutory financial statements have been prepared in conformity with accounting practices prescribed or permitted by TDI and the accompanying 2002 statutory financial statements have been prepared in conformity with accounting practices prescribed or permitted by the Washington Department of Insurance (“WDI”).  Both the State of Texas and the State of Washington require insurance companies domiciled in their states to prepare their statutory basis financial statements in accordance with the NAIC Accounting Practices and Procedures Manual (“NAIC SAP”), subject to any deviations prescribed or permitted by the applicable states’ insurance commissioners.

These accounting practices differ in certain respects from accounting principles generally accepted in the United States of America (“GAAP”).  The more significant differences from GAAP are:

a) Policy reserves are based on statutory mortality and interest requirements and are calculated without consideration of withdrawals rather than on the basis of mortality, interest and withdrawal assumptions used under GAAP. In addition, statutory reserves include reserves calculated for interest-sensitive products, whereas for GAAP, such products are accounted for on a deposit method of accounting.

b) Costs of writing business, such as commissions and underwriting costs, are expensed in the year incurred.  Under GAAP, such costs are deferred and amortized against future earnings.

c) Under statutory accounting principles, acquisitions, whereby the investor receives the equity of the investee and only one entity survives, are recorded under the statutory merger method.  Under the statutory merger method, the recorded assets, liabilities, and related surplus accounts of the constituents are carried forward to the combined corporation at their recorded statutory amounts. Income of the combined reporting entity includes income of the constituents for the entire fiscal period in which the combination occurs. For mergers, prior year amounts in the financial statements are restated as if the merger had occurred as of January 1 of the prior year.

Under GAAP, such transactions may be recorded under the purchase method of accounting, whereby all assets and liabilities are recorded at their fair value and any excess of cost over fair value of net assets acquired is recorded as goodwill.  The acquired company’s earnings are included with the acquiring company’s earnings only from the date of the combination forward.

d) Certain assets, which are designated as “non admitted” by the laws and regulations of the State of Texas and the State of Washington, are excluded from the statements of admitted assets, liabilities and capital and surplus and are charged to surplus.  These “non-admitted assets,” which are primarily comprised of certain deferred tax assets, fixed assets, and receivables, totaled approximately $7.4 million and $9.9 million at December 31, 2003 and 2002, respectively.

e) For statutory accounting purposes, the asset valuation reserve (“AVR”), which makes provision for the risk of asset default, is charged directly to unassigned surplus. Under GAAP, no provisions for default losses are accrued unless considered other than temporary and are charged directly to net income.

f) Under statutory accounting practices, net capital gains on fixed income securities resulting from interest rate fluctuations, net of applicable income taxes, are recorded as a liability in an interest maintenance reserve (“IMR”).  The resulting deferred gain or loss is recognized over the remaining period to maturity.  Under GAAP, no such liability is recorded.

g) Fixed maturities classified as “available for sale” are carried at market value under GAAP and unrealized gains or losses on these securities are reflected as a component of accumulated other comprehensive income. Trading securities are carried at market value under GAAP, and unrealized gains and losses on these securities are reflected as a component of investment income in the statement of operations. These securities are carried at amortized cost under statutory accounting practices, unless other than temporarily impaired. Net unrealized investment gains and losses are not segregated as a component of unassigned surplus.

h) Policy reserves in the statements of admitted assets, liabilities and capital and surplus are reported net of reinsurance reserve credits.  Likewise, premium revenues and policy benefits in the statements of operations are reported net of reinsurance.  Under GAAP, reserves and related reinsurance recoverables are presented on a gross basis in the balance sheet; premium revenues and policy benefits are reported net of reinsurance in the income statement.

i) Premiums received from and benefits paid on universal life and investment-type products are recognized as revenue and expense in the statutory statements of operations. Under GAAP, these types of policies are accounted for using a deposit method of accounting.

j) The statements of cash flows are shown in the format prescribed by statutory accounting rather than those prescribed by GAAP.

k) Deferred premiums are recorded as an asset; GAAP requires such balances to be offset against related policy liabilities.

l) Investments in common stock of upstream parents are carried at market value reduced by the proportionate share of the Company’s statutory capital and surplus to total consolidated GAAP equity of the parent, FIC (“statement value”). Under GAAP, investments in common stocks are carried at market value and investments in upstream parents are eliminated in consolidated GAAP financial statements.

m) Statutory deferred taxes are provided on temporary differences between the statutory and tax bases of assets and liabilities. Statutory deferred tax assets are limited based on admission tests and allowed deferred income taxes are recorded in unassigned surplus. Under GAAP, deferred tax assets are limited based on realizability and deferred income taxes are recorded in the income statement.

n) Wholly owned subsidiaries are carried at statutory equity.  Under GAAP, wholly owned subsidiaries are consolidated with the accounts of the parent company and intercompany balances are eliminated.

o) Seed money investments in separate accounts are included in separate account assets, and gains and losses on those investments are recorded directly to unassigned surplus. Under GAAP, seed money investments are accounted for in a manner consistent with similar assets held by the general account and are not included in separate account assets.

Investments - Bonds are generally carried at amortized cost using the interest method of amortization.  Bonds with an NAIC designation of “6” are carried at lower of cost or market value. Premiums and discounts on mortgage-backed securities are amortized using the retrospective method. Prepayment assumptions used in this method are obtained from an independent analytics service. Market value sources for these securities are obtained from an independent pricing service or securities brokers.

Investments in common stock of the Company’s upstream ultimate parent company, FIC, is determined using the market valuation approach, as reduced for its reciprocal ownership as prescribed by the State of Washington. The State of Texas has also interpreted this accounting method as prescribed. The market valuation method of accounting requires the Company to submit FIC financial information to the NAIC Securities Valuation Office (“SVO”) which could result in additional adjustments to the reported value. Because the Company did not submit this information to the SVO in 2003 and 2002, NAIC SAP prescribes the use of the equity method of accounting for this investment. However, the Company has reported its investment in FIC stock using the market valuation method, as previously described. Additionally, the Company has reduced the reported value of this investment in 2003 and 2002 by the proportionate share of the Company’s statutory capital and surplus to total consolidated GAAP equity of FIC. FIC has not completed its consolidated GAAP financial statements, and therefore the Company utilized an estimated consolidated GAAP equity of FIC in the amount of $107.2 million in the calculation previously described.At December 31, 2003, and 2002, the otherwise carrying value of the Company’s ownership in FIC common stock was reduced for the reciprocal ownership by $7,905,079 and $4,457,300, respectively, resulting in admitted values of $11,788,529 and $8,738,367, respectively. Correspondingly, these adjustments resulted in a reduction of the AVR balance by $1,025,690 and $1,713,173, respectively. Investments in common stock of unaffiliated companies are carried at market value.

Although the Company did experience significant turnover in bonds in 2003 partially due to a portfolio restructure associated with a transition to a new investment manager, the Company’s general investment philosophy is to hold bonds for long-term investment. However, in response to changing market conditions, liquidity requirements, interest rate movements and other investment factors, bonds may be sold prior to their maturity. Realized gains and losses on the disposal of investments, net of taxes and amounts deferred as part of the IMR, are recognized in net income. The cost of investments sold is determined on the specific identification basis, except for stocks, for which the first-in, first-out method is employed. Unrealized gains and losses are charged to unassigned surplus.

The cost bases of bonds and common stocks are adjusted for impairments, which are declines in value below cost that are considered other than temporary. When impairment of the value of an investment is considered other than temporary, the decrease in value is reported in net income as a realized investment loss and a new cost basis is established. In evaluating whether a decline in value is other than temporary, management considers several factors including, but not limited to, the following: (1) whether the decline is substantial; (2) the duration of the decline; (3) the reasons for the decline in value (credit event, interest-related or market fluctuation); (4) the Company’s ability and intent to hold the investments for a period of time to allow for a recovery of value; and (5) the financial condition and near-term prospects of the issuer.

Mortgage loans and policy loans are carried at their unpaid balances.

Real estate occupied by the Company and held for the production of income is carried at cost less accumulated depreciation. Real estate that the Company has the intent to sell or is required to sell are classified as properties held for sale and carried at the lower of depreciated cost or fair value less estimated costs to sell the property. Pursuant to prescribed accounting treatments required by the State of Washington, certain of these properties were non-admitted in 2002. These properties have been reported as admitted assets in 2003 in accordance with NAIC SAP. Depreciation is calculated using the straight line method over estimated useful lives of 40 years. Tenant improvements are depreciated over the term of the applicable lease using the straight line method.  Depreciation expense for real estate for 2003 and 2002 totaled $2,925,185 and $2,505,373, respectively. Accumulated depreciation for real estate totaled $10,294,991 and $7,373,594 at December 31, 2003 and 2002, respectively.  The Company records both the revenue and expenses related to its occupancy of real estate owned.

In 2003, the Company’s management identified properties that it intends to sell. These properties, which consist of (i) four retail properties located in Texas, Arkansas, Louisiana and Mississippi, (ii) two industrial properties located in Texas and Mississippi, (iii) a commercial office property in New Jersey, and (iv) a residential property in California, have been reclassified from properties held for the production of income to properties held for sale as of December 31, 2003. As a result of this reclassification, the properties held for sale are now reported at the lower of depreciated cost or estimated selling price less costs to sell the property. Based on this accounting treatment, the Company recorded write-downs for certain of these properties totaling $657,000 in 2003, which were charged to earnings.

The Company’s management reviews the performance of real estate properties held for the production of income on an on-going basis for impairment as well as when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For each property, the Company applies a probability-weighted estimation approach to recovery of the carrying amount of the asset to determine if the sum of expected future cash flows (undiscounted and without interest charges) of the asset exceeds its carrying amount. If the sum of expected future cash flows (undiscounted and without interest charges) is less than the net book value of the asset, the excess of the net book value over the Company’s estimate of fair value of the asset is charged to current earnings. The Company’s estimate of fair value of the asset then becomes the new cost basis of the asset and this new cost basis is then depreciated over the asset’s remaining life. Based on the application of the above policy, the Company has determined that no impairment existed with respect to these real estate properties held for the production of income as of December 31, 2003 and 2002.

Other Invested Assets - Other invested assets are composed of notes receivable from the Company’s ultimate parent company and an affiliate which are more fully described in Note 11 and are carried at the unpaid principal amount.

Cash and Short-Term Investments - Cash is composed of deposits with financial institutions and investments with original maturities of three months or less. Short-term investments include investments with original maturities of one year or less and are carried at amortized cost.

Aggregate Reserves for Life Policies and Contracts - Policy reserves on individual life products use generally accepted actuarial methods and may not be less than the minimum reserve calculated using the prescribed statutory mortality tables, valuation interest rates and reserve methods. In no case will the reserve be less than the guaranteed policy cash value. Reserves for accumulation type annuities use the Commissioners' Annuity Reserve Valuation Method (CARVM) and maximum allowable valuation interest rates and in no case is the reserve less than the guaranteed annuity cash value. Payout annuities use generally accepted actuarial methods to calculate the present value of benefits using assumptions that in no way produce a lower reserve had the Company used the mortality and interest prescribed by the state of domicile.

Policy and Contract Claims- Policy and contract claims are estimates of payments made on life and accident and health insurance claims for reported losses and estimates of losses incurred but not reported. Claim liabilities are based primarily upon past experience and may be more or less than the amounts ultimately paid when the claims are settled. Changes in estimated liability are charged or credited to income as the estimates are revised.

Premium Recognition - Universal life insurance and annuity premiums are recognized as earned when collected. Traditional life premiums, after adjustment for deferred and uncollected premiums, are recognized as earned on the policy anniversary date.

Separate Accounts - Assets held for purchasers of investment annuity contracts or variable annuity contracts, and the related liabilities, are included in the statutory statements of admitted assets, liabilities and capital and surplus. These accounts are maintained independently from the general account of Investors-NA. All assets supporting the separate account liabilities are carried at market value. Investment earnings from these separate account assets accrue directly to the policyholders and are not included in the Company’s statements of operations, with the exception of gains and losses on the Company’s seed money investment in the separate accounts, which are recorded directly to unassigned surplus. The Company’s seed money investment in the separate accounts totaled $7,907,939 and $6,322,098 at December 31, 2003 and 2002, respectively.

Reinsurance - Reinsurance premiums, commissions, loss and expense reimbursements and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

Use of Estimates - The preparation of these statutory financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results may differ from those estimates.

Accounting Practices that Differ from NAIC SAP - The Washington Department of Insurance has taken a position with respect to the reserve methodology for flexible premium universal life insurance policies, which differs from that prescribed in NAIC SAP. Upon redomestication to the State of Texas, the Company requested and received approval from the TDI, effective for 2004 reporting, that policy reserves for flexible premium universal life insurance policies be reported in accordance with NAIC SAP.  The Company’s accounting practice for 2003, as permitted by the TDI, is in accordance with the position prescribed by the State of Washington.

Certain commercial real estate properties were non-admitted in 2002 pursuant to accounting practices prescribed by the Washington Department of Insurance. These properties have been reported as admitted assets in 2003 in accordance with NAIC SAP. Additionally in 2003, a residential real estate property was non-admitted pursuant to accounting practices prescribed by the TDI.

Fixed assets such as furniture and equipment must be non-admitted under NAIC SAP. However, pursuant to accounting practices prescribed by the TDI, the Company has admitted certain qualifying furniture and equipment in 2003.

As previously described, the Company is also reporting its investment in FIC common stock under a prescribed practice pursuant to the State of Washington. The State of Texas has also interpreted this accounting method as prescribed. A reconciliation of the Company’s capital and surplus at December 31, 2003 and 2002 between NAIC SAP and practices prescribed and permitted by the States of Texas and Washington is shown below (in thousands):

		2002
	2003	RESTATED

Capital and surplus as presented in the accompanying financial statements	$ 34,415	$ 36,307

State permitted practices:
Aggregate reserve for life, annuity and accident and health contracts	681	-

State prescribed practices:
Aggregate reserve for life, annuity and accident and health contracts	-	861
Investment in real estate	211	636
Furniture and equipment	(873)	-
Investment in FIC common stock	(8,094)	(5,985)
Capital and surplus per NAIC SAP	$ 26,340	$ 31,819

Reconciliation to 2003 and 2002 Annual Statements and Restatement of December 31, 2002 Financial Statements - During 2003, the Company identified certain intercompany receivable and payable balances with the Company’s parent and affiliates which were not properly reconciled. The Company extended its investigation to determine the years affected and expanded the scope of its review to include virtually all other assets and liabilities. As a result of this review, adjustments that affected the statutory financial statements as of and for the years ended December 31, 2003 and 2002 and for the years ended prior to January 1, 2002, were identified.  Moreover, certain changes were required upon redomestication to Texas and the desire to report under Texas SAP for the year ended December 31, 2003.

Adjustments were made to the amounts reported in the Annual Statement as of and for the year ended December 31, 2003, for the following items:

1.        Debt obligations of FIC and an affiliate totaling $16,906,237 have been classified as bonds in the previously filed Annual Statements and Audited Statutory Financial Statements. The State of Texas has prescribed that these obligations be classified as other invested assets. The Company made this reclassification adjustment in the accompanying 2003 financial statements. The Company identified six bonds from non-affiliates that were considered to be other than temporarily impaired in 2003 and reduced their carrying values by $1,595,411 at December 31, 2003. The Company also owned a bond that was considered impaired at December 31, 2002, and made the appropriate adjustments for the impairment in the 2002 Audited Statutory Financial Statements. However, the impairment adjustment of $463,000 had not been recorded to the cost basis of the bond in the Company’s general ledger resulting in an overstatement of bonds in the Annual Statement in 2003. As a result, adjustments totaling $18,964,648 were made in 2003 reducing bonds for the debt obligations and impairments.

2.        As described in Note 1, Investments, the Company has recorded limitation adjustments to the carrying value of its investment in FIC common stock at December 31, 2003, with corresponding adjustments in the AVR charge. For 2003 Annual Statement reporting purposes, these limitation adjustments were calculated using total consolidated GAAP equity of FIC as of September 30, 2003. These limitation adjustments were subsequently revised using estimated total consolidated GAAP equity of FIC as of December 31, 2003. Additionally, affiliate stock limitations as prescribed by the Washington Department of Insurance were no longer required. The change in these calculations increased the carrying value of the Company’s investment in FIC common stock by $895,209 as of December 31, 2003.

3.        The Company and its affiliates occupy Building One in the River Place Pointe office complex (as described in Note 2) which includes seven office buildings sharing two parking garages. Previously, the Company had included the cost of one parking garage with properties occupied by the Company in the Annual Statement. An adjustment was made to properly allocate the remaining $4,975,334 cost of the parking garage among the office buildings and to reverse $425,342 of capitalized interest imputed during construction, decreasing properties occupied by the Company by $5,400,676.

4.        The Company reviewed its real estate accounts and made adjustments to properties held for the production of income, in addition to the aforementioned increase of $4,975,334 for the allocation of a parking garage. These adjustments include the following:  (i) a $2,576,136 reclassification of properties held for sale more fully described below, (ii) a reduction of properties held for the production of income by $1,125,003 as a result of the reclassification of certain improvements as a receivable from the tenant in accordance with the terms of the lease agreement, and (iii) a recalculation of depreciation resulting from the removal of assigned residual values and the previously described improvements reclassified as a receivable from tenant, which increased properties held for the production of income by $123,379. In the aggregate, these adjustments increased properties held for the production of income by $1,397,574.

5.        As described in Note 1, Investments, the Company made the decision in 2003 to sell all of its invested real estate, excluding the River Place Pointe complex. Certain of these commercial properties were non-admitted in 2002 pursuant to accounting practices prescribed by the Washington Department of Insurance. These properties have been admitted in 2003 in accordance with NAIC SAP and a residential property was non-admitted pursuant to accounting practices prescribed by the TDI. Accordingly, the net admitted carrying values of the properties totaling $2,954,629 were evaluated and reclassified as held for sale. In conjunction with this review, two properties were identified as impaired by $657,187 and another property had not been properly depreciated by $152,793. Accordingly, adjustments were made reducing the carrying values of these properties by an aggregate of $809,980.

6.        The Company made an adjustment to reconcile the general ledger to the detailed loan records which reduced policy loans as reflected on the Annual Statement by $295,892. The Company also reclassified policy loans totaling $855,545 to other assets to properly reflect amounts due under a modified coinsurance agreement. Additionally, accrued interest income of $17,785 on annuity policy loans had been aggregated with policy loans in the Annual Statement. An adjustment was made to decrease policy loans by properly classifying the $17,785 as accrued investment income.

7.        As previously described, a $16,906,237 increase in other invested assets resulted from the reclassification of the debt obligations of FIC and an affiliate from bonds as prescribed by the State of Texas.

8.        Unresolved reconciling items in suspense accounts resulted in an net overstatement of cash and short term investments primarily resulting from $210,000 of cash received for matured certificates of deposit which was carried in a suspense account (included in other liabilities) in the Annual Statement. This adjustment, along with other adjustments which in the aggregate increased cash and short term investments, resulted in a $167,120 decline in cash and short term investments from the amount reported in the Annual Statement.

9.        The Company reviewed its accrued investment income accounts and determined that the methodology used for calculating accrued interest on policy loans had resulted in an overstatement of accrued investment income for several years. The Company has recalculated accrued policy loan income and adjustments were made which reduced accrued investment income by $1,460,659. The Company also determined that uncollected, earned income on certain investments (primarily straight-line recognition of lease income) had not been accrued and reported in the Annual Statement. An adjustment was made increasing accrued investment income by $405,467. The Company also reclassified $80,305 of accrued interest income on the debt obligations of FIC and an affiliate as a receivable from affiliates.

10.     Certain reinsurance receivables totaling $3,374,932 had been classified as premiums deferred and uncollected on the Annual Statement. The Company reclassified these balances to receivable from reinsurers resulting in a $3,374,932 decline in premiums deferred and uncollected.

11.     The Company completed a review of its waiver of premium benefits incurred where policies were reinsured but the reinsurance had not been recognized and billed. The resulting adjustment increased reinsurance receivables by $159,154. The Company also reclassified reinsurance receivables totaling $3,374,932 that had been reported in the Annual Statement as premiums deferred and uncollected.

12.     The Company completed a reconciliation of its intercompany receivable and payable accounts and made entries resulting in a $5,366,068 reduction of its receivable from parent, subsidiary and affiliates.

13.     The current and deferred Federal income tax provision was recalculated to take into account the impact of the adjustments to the Annual Statement as described herein and reflect the amount of taxes payable to the Internal Revenue Service for the tax year. Adjustments were recorded to both the income statements and unassigned surplus to record the impact of these items. Additionally, the Company did not properly apply the accounting requirements of SSAP No. 10, “Income Taxes” to determine the appropriate admitted deferred tax assets. The Company recorded admitted deferred assets on certain tax assets without calculating the reversal period of these assets as required by SSAP No. 10. An adjustment was recorded to unassigned surplus to record the impact of this calculation. This test was also recalculated to take into account the adjustments to the Annual Statement. The net effect of these tax adjustments and the tax adjustments made in conjunction with the reconciliation of intercompany accounts resulted in a $2,036,900 decrease to Federal income tax recoverable and net deferred tax asset.

14.     As previously described, the Company identified expenditures for certain recoverable tenant leasehold improvements that were inadvertently recorded as leasehold improvements and reported in the Annual Statement as real estate held for the production of income. Accordingly, the Company made an adjustment to record $1,396,494 as a receivable which increased other assets. However, pursuant to NAIC SAP, this receivable and another uncollateralized receivable with a balance of $143,370 were non-admitted. Pursuant to accounting practices prescribed by the TDI, the depreciated carrying value of certain qualifying furniture and equipment aggregating $1,341,345 were admitted in 2003. The Company did not properly apply the requirements of SSAP No. 35, “Guaranty Fund and Other Assessments”. In prior years, certain assets were recorded without appropriate consideration of recoverability based on future premiums from in-force policies and, as a result, other assets were overstated in the Annual Statement. The adjustment resulted in a $93,196 reduction of other assets. The Company had not appropriately recorded certain activities associated with its modified coinsurance agreements, and accordingly, these adjustments increased the Company’s accounts receivable and amounts reported herein as other assets by $1,010,018. In the aggregate, adjustments to accounts receivable and the write-off of certain assets increased other assets by $2,114,797.

15.     Adjustments were made to aggregate reserves reported in the Annual Statement for the following:  (i) errors in the calculation of reserves, (ii) elimination of specific reserves associated with various blocks of business which are no longer needed, and (iii) adjustments resulting from a review of reinsurance affecting reserves. These adjustments increased the aggregate reserves by $413,978.

16.     The Company reviewed its estimate of claims incurred but not reported and made adjustments increasing policy and contract claims by $285,790, resulting primarily from claims experience subsequent to year end and the reinstatement of certain unresolved claims.

17.     The Company made adjustments reducing other policy related liabilities by $56,439 and $81,538 for a supplementary contract that was also inadvertently recorded as a deferred annuity and for unearned investment income on policy loans, respectively. Also, an adjustment to correct reserves for supplementary contracts without life contingencies increased other policy related liabilities by $22,301.

18.     An adjustment was made increasing the asset valuation reserve by $304,499 as a result of the impact of various adjustments affecting investments.

19.     Adjustments were made to increase other liabilities for the following: (i) accrual of $1,958,922 of estimated costs in excess of expected rents for a sublet property, (ii) a $500,000 litigation settlement made in 2004 related to matters in existence at December 31, 2003, (iii) property taxes of $171,276 incurred on the River Place Pointe complex in excess of the estimate used in the Annual Statement, (iv) a $91,300 increase in the Company’s calculated agents deferred compensation balance with a corresponding increase to commission expense, and (v) guaranty fund liabilities aggregating $147,108. Adjustments were made to decrease other liabilities for the following: (i) a $191,977 liability to a reinsurance company, (ii) dividends on deposit of $66,837 which were also considered in the Company’s calculation of statutory policy liabilities, (iii) a real estate deposit liability of $99,694 erroneously reinstated by the Company in 2003, and (iv) a $258,752 decrease in amounts withheld as trustee. These adjustments, along with others that in the aggregate increased other liabilities by $5,755, increased other liabilities by $2,257,101.

The audited statutory financial statements as of and for the year ended December 31, 2002, were restated for the following items.  Adjustments related to periods prior to January 1, 2002, have been reflected as a prior period adjustment to unassigned surplus as of January 1, 2002.

1.        Real estate properties occupied by the Company were reduced by $5,097,376 and $425,342 for the previously described allocation of parking garage and reversal of interest capitalized during construction, respectively.

2.        Real estate properties held for the production of income were increased by $5,097,376 for the aforementioned allocation of parking garage, reduced by a $1,125,003 reclassification of reimbursable tenant improvements as a receivable from the tenant, and reduced by $66,957 for the recalculation of depreciation excluding assigned residual values and the improvements reclassified as a receivable.

3.        The Company made an adjustment to reconcile the general ledger to detailed loan records which reduced policy loans by $235,987. The Company also reclassified policy loans totaling $1,028,658 to other assets to properly reflect amounts due under a modified coinsurance agreement.

4.        Cash increased $29,748 as a result of an adjustment for previously unresolved reconciling items in bank accounts.

5.        The Company made adjustments reducing accrued investment income by $1,535,665 pursuant to the correction for calculating accrued policy loan interest income. The Company also made adjustments increasing accrued investment income by $82,852 for the recognition of lease income on a straight-line basis.

6.        Certain reinsurance receivables totaling $3,434,353 had been classified as premiums deferred and uncollected in the previously reported Audited Statutory Financial Statements. The Company reclassified these balances to receivable from reinsurers.

7.        The Company completed a review of its waiver of premium benefits incurred where the policy was reinsured but the reinsurance had not been recognized and billed. The resulting adjustment increased reinsurance receivables by $104,486. The Company also reclassified reinsurance receivables totaling $3,434,353 that had been reported as premiums deferred and uncollected or policy loans.

8.        The Company made entries reducing its receivable from affiliates by $1,416,123 resulting from reconciliation of its intercompany receivable and payable accounts.

9.        The current and deferred Federal income tax provision was recalculated to take into account the impact of the adjustments to the previously reported Audited Statutory Financial Statements as described herein and reflect the amount of taxes payable to the Internal Revenue Service for the tax year. Adjustments were recorded to both the income statements and unassigned surplus to record the impact of these items. Additionally, the Company did not properly apply the accounting requirements of SSAP No. 10, “Income Taxes” to determine the appropriate admitted deferred tax assets. The Company recorded admitted deferred assets on certain tax assets without calculating the reversal period of these assets as required by SSAP No. 10. An adjustment was recorded to unassigned surplus to record the impact of this calculation. This test was also recalculated to take into account the adjustments to the previously reported Audited Statutory Financial Statements. The net effect of these tax adjustments and the tax adjustments made in conjunction with the reconciliation of intercompany accounts resulted in a $2,917,668 decrease to Federal income tax recoverable and net deferred tax asset.

10.     Other assets increased $721,257 as a result of adjustments associated with modified coinsurance agreements, decreased $618,983 for a suspense account applied against a related liability, decreased $192,880 as a result of adjustments to net admissible accounts receivable and  decreased by a $93,955 adjustment for guaranty fund asset recoverability under SSAP No. 35.

11.     Adjustments were made to aggregate reserves as previously reported in the Audited Statutory Financial Statements for the following:  (i) errors in the calculation of reserves, (ii) elimination of a specific reserve associated with an acquired block of business which is no longer needed, and (iii) adjustments resulting from a review of reinsurance affecting reserves.  These adjustments increased the aggregate reserves by $22,999.

12.     Policy and contract claims increased by $129,090 as a result of an adjustment made to reinstate certain unresolved claims.

13.     Other policy-related liabilities declined by $48,503 as a result of an adjustment made for unearned investment income on policy loans.

14.     An adjustment was made decreasing the asset valuation reserve by $690,055 as a result of the impact of various adjustments affecting investments.

15.     Adjustments were made to increase other liabilities for the following: (i) a $46,567 increase in the Company’s calculated agents deferred compensation balance, and (ii) guaranty fund liabilities aggregating $143,174. Adjustments were made to decrease other liabilities for the following: (i) $741,734 associated with modified coinsurance agreements, (ii) $596,367 for the reclassification of a suspense account previously reported as other assets, (iii) a $94,464 liability to a reinsurance company, (iv) dividends on deposit of $56,121 which were also considered in the Company’s calculation of statutory policy liabilities, and (v) a $290,146 decrease in amounts withheld as trustee. These adjustments, along with others that in the aggregate decreased other liabilities by $269,862, decreased other liabilities by $1,858,953.

Certain restatement items for 2002 also affected prior periods. The aggregate of these prior period adjustments are reflected herein as a reduction to unassigned surplus of $4,894,445 at January 1, 2002, and consists of the following significant items:

1.        A reduction of $1,673,073 from adjustments to the carrying amount of real estate properties held for investment, including the reclassification of $1,102,664 as a receivable which was determined to be non-admissible for statutory reporting purposes, the reversal of $425,342 of interest capitalized during construction and adjustments to accumulated depreciation.

2.        A reduction of $1,543,770 from adjustments correcting the calculation of accrued policy loan interest income.

3.        A reduction of $1,553,010 from adjustments made to federal income tax recoverable and deferred taxes.

4.        A reduction of $760,287 from adjustments increasing aggregate reserves, policy claims and benefits payable, and other policy related liabilities.

5.        An increase of $122,554 for the change in the asset valuation reserve.

6.        An increase of $513,141 from all other adjustments which primarily affected other assets and other liabilities.

The impact of the above adjustments on net income, surplus, total assets, and total liabilities and on individual financial statement items was as follows for each year presented:

2003 (in thousands)
	As Reported	As	Adjustments
	In the Annual	Reported	Increase
	Statement	Herein	(Decrease)

Statutory statement of admitted
assets, liabilities and capital and surplus:
Bonds	$ 496,114	$ 477,150	$ (18,964)
Common stocks	11,185	12,080	895
Real estate - properties occupied by the Company	19,271	13,870	(5,401)
Real estate - properties held for production of income	75,314	76,712	1,398
Real estate - properties held for sale	-	2,145	2,145
Policy loans	39,345	38,176	(1,169)
Other invested assets	-	16,906	16,906
Cash and short-term investments	63,113	62,946	(167)
Accrued investment income	7,254	6,118	(1,136)
Premiums deferred and uncollected	6,587	3,212	(3,375)
Receivable from reinsurers	1,511	5,045	3,534
Receivable from affiliates	8,042	2,676	(5,366)
Federal income tax recoverable	4,312	4,231	(81)
Net deferred tax asset	3,151	1,195	(1,956)
Other assets	576	2,690	2,114
Total admitted assets	$ 1,101,954	$ 1,091,331	$ (10,623)

Aggregate reserves	$ 654,343	$ 654,757	$ 414
Policy and contract claims	6,843	7,129	286
Other policy related liabilities	6,494	6,378	(116)
Asset valuation reserve	7,658	7,962	304
Other liabilities	15,251	17,508	2,257
Total liabilities	1,053,771	1,056,916	3,145

Unassigned surplus	40,983	27,215	(13,768)
Total capital and surplus	48,183	34,415	(13,768)
Total liabilities, capital and surplus	$ 1,101,954	$ 1,091,331	$ (10,623)

2003 continued (in thousands)
	As Reported	As	Adjustments
	In the Annual	Reported	Increase
	Statement	Herein	(Decrease)

Statutory statement of operations:
Insurance premiums and annuity considerations	$ 63,358	$ 63,419	$ 61
Net investment income	36,865	37,061	196
Other revenues	1,045	1,054	9
Total revenues	101,268	101,534	266

Policyholder claims and benefits	76,550	77,979	1,429
Commissions	4,613	4,658	45
Other operating expenses	21,547	22,652	1,105
Total benefits, losses and expenses	102,710	105,289	2,579

Operating gain before federal income taxes
and net realized capital losses	(1,442)	(3,755)	(2,313)

Federal income taxes (benefit)	(2,179)	(2,923)	(744)

Net gain (loss) from operations	737	(832)	(1,569)

Net realized capital losses	(89)	(2,444)	(2,355)

Net income (loss)	$ 648	$ (3,276)	$ (3,924)

Statutory statement of changes in capital and surplus:
Capital and surplus as of December 31, 2002	$ 36,839	$ 36,307	$ (532)
Net income	648	(3,276)	(3,924)
Change in net unrealized gains (losses)	922	1,664	742
Change in asset valuation reserve	(653)	(2,512)	(1,859)
Change in deferred net income tax	(3,891)	(1,804)	2,087
Change in non-admitted assets	12,732	2,450	(10,282)

2002 (in thousands)
	As Previously
	Reported in	As	Adjustments
	Audited Financial	Reported	Increase
	Statements	Herein	(Decrease)

Statutory statement of admitted assets, liabilities
and capital and surplus:
Real estate - properties occupied by the Company	$ 19,702	$ 14,179	$ (5,523)
Real estate - properties held for production of income	76,625	80,531	3,906
Policy loans	42,226	40,961	(1,265)
Cash and short-term investments	131,754	131,784	30
Accrued investment income	7,320	5,867	(1,453)
Premiums deferred and uncollected	6,653	3,219	(3,434)
Receivable from reinsurers	1,988	5,527	3,539
Receivable from affiliates	4,437	3,022	(1,415)
Federal income tax recoverable	7,167	6,269	(898)
Net deferred tax asset	6,550	4,530	(2,020)
Other assets	1,791	1,606	(185)
Total admitted assets	$ 1,078,310	$ 1,069,592	$ (8,718)

Aggregate reserves	$ 648,683	$ 648,706	$ 23
Policy claims and benefits payable	8,658	8,787	129
Other policy related liabilities	6,547	6,498	(49)
Asset valuation reserve	6,139	5,450	(689)
Other liabilities	24,591	22,732	(1,859)
Total liabilities	1,035,730	1,033,285	(2,445)

Unassigned surplus	35,380	29,107	(6,273)
Total capital and surplus	42,580	36,307	(6,273)
Total liabilities, capital and surplus	$ 1,078,310	$ 1,069,592	$ (8,718)

2002 continued (in thousands)
	As Previously
	Reported in	As	Adjustments
	Audited Financial	Reported	Increase
	Statements	Herein	(Decrease)

Statutory statement of operations:
Insurance premiums and annuity considerations	$ 61,563	$ 63,430	$ 1,867
Net investment income	40,717	40,970	253
Other income	1,093	1,109	16
Total revenues	103,373	105,509	2,136

Policyholder claims and benefits	76,259	79,523	3,264
Commissions	5,234	5,175	(59)
Other operating expenses	20,230	19,378	(852)
Total benefits, losses and expenses	101,723	104,076	2,353

Operating gain before federal income taxes
and net realized capital losses	1,650	1,433	(217)

Federal income taxes (benefit)	(808)	(1,008)	(200)

Net gain from operations	2,458	2,441	(17)

Net realized capital losses	(1,043)	(1,538)	(495)

Net income	$ 1,415	$ 903	$ (512)

Statutory statement of changes in capital and surplus:
Capital and surplus as of December 31, 2001	$ 51,042	$ 46,147	$ (4,895)
Net income	1,415	903	(512)
Change in net unrealized capital gains (losses)	(913)	(907)	6
Change in asset valuation reserve	829	1,396	567
Change in non-admitted assets	(3,662)	(1,464)	2,198
Change in deferred net income tax	4,329	692	(3,637)

In addition to the restatement items described previously for 2002 on page 14, the following adjustments have been made to the amounts reported in the Annual Statement as of and for the year ended December 31, 2002:

1.        The Company identified one bond at December 31, 2002 that was considered to be impaired and reduced the cost basis of the bond to fair value.  The write down was included in net realized capital losses with a corresponding adjustment made to decrease bonds.

2.        The Company did not adjust the carrying value of one bond rated with an NAIC designation of “6” in 2001 for the recovery in value of the bond in 2002. The bond balance was increased with a corresponding adjustment made to increase change in unrealized losses included in unassigned surplus.

3.        Certain premiums earned, commissions, death benefits and annuity benefits incurred in 2002 were not recorded due to an interface error between the Company’s policy administration system and its general ledger.  The respective income statement items were adjusted with a corresponding adjustment made to decrease receivable from affiliate.

4.        Due to a misstatement of unrealized capital gains and losses used in the asset valuation reserve calculation, the Company overstated its asset valuation reserve at December 31, 2002. The asset valuation reserve was decreased with a corresponding adjustment made to increase to the change in asset valuation reserve included in unassigned surplus.

5.        An unreconciled difference between suspense account balances included in the Company’s general ledger and those included in its policy administration system resulted in an unsupported net asset (included in other liabilities) that should have been written off. The other liabilities balance was increased with a corresponding adjustment made to increase policyholder claims and benefits expense.

6.        Litigation settlements made in 2003 related to matters in existence at December 31, 2002 were accrued. The other liabilities balance was increased with a corresponding adjustment made to increase other operating expenses.

7.        Federal income tax amounts were adjusted to reflect the impact of the above items.

8.        The balance sheet as of December 31, 2002 was adjusted for the cumulative impact of the restatement adjustments to the financial statements for the years ended prior to January 1, 2002.

The impact of the above adjustments on net income, surplus, total assets, and total liabilities and on individual financial statement items was as follows for 2002:

2002
	As Reported	As	Adjustments
	In the Annual	Reported	Increase
	Statement	Herein	(Decrease)
Statutory statement of admitted
assets, liabilities and capital and surplus:
Bonds	$ 420,652	$ 420,234	$ (418)
Properties held for production of income	76,625	80,531	3,906
Properties occupied by Company	19,702	14,179	(5,523)
Policy loans	42,226	40,961	(1,265)
Cash and short-term investments	131,754	131,784	30
Accrued investment income	7,320	5,867	(1,453)
Premiums deferred and uncollected	6,653	3,219	(3,434)
Receivable from reinsurers	1,988	5,527	3,539
Receivable from affiliates	12,577	3,022	(9,555)
Federal income tax recoverable	4,097	6,269	2,172
Net deferred tax asset	7,388	4,530	(2,858)
Other assets	1,815	1,606	(209)
Total admitted assets	$ 1,084,660	$ 1,069,592	$ (15,068)

Aggregate reserves for life, annuity
and accident and health contracts	$ 648,683	$ 648,706	$ 23
Policy claims and benefits payable	8,658	8,787	129
Other policy related liabilities	6,547	6,498	(49)
Asset valuation reserve	7,005	5,450	(1,555)
Other liabilities	16,836	22,732	5,896
Total liabilities	1,028,841	1,033,285	4,444

Unassigned surplus	48,619	29,107	(19,512)
Total capital and surplus	55,819	36,307	(19,512)
Total liabilities, capital and surplus	$ 1,084,660	$ 1,069,592	$ (15,068)

2002 continued (in thousands)
	As Reported	As	Adjustments
	In the Annual	Reported	Increase
	Statement	Herein	(Decrease)
Statutory statement of operations:
Insurance premiums and annuity considerations	$ 61,391	$ 63,430	$ 2,039
Net investment income	40,717	40,970	253
Other income	1,093	1,109	16
Total revenues	103,201	105,509	2,308

Policyholder claims and benefits	74,719	79,523	4,804
Commissions	5,228	5,175	(53)
Other operating expenses	20,005	19,378	(627)
Total benefits, losses and expenses	99,952	104,076	4,124

Operating gain before federal income taxes
and net realized capital losses	3,249	1,433	(1,816)

Federal income taxes (benefit)	(327)	(1,008)	(681)

Net gain from operations	3,576	2,441	(1,135)

Net realized capital losses	(580)	(1,538)	(958)

Net income	$ 2,996	$ 903	$ (2,093)

Statutory statement of changes in capital and surplus:
Capital and surplus as of December 31, 2001	$ 63,837	$ 46,147	$ (17,690)
Net income	2,996	903	(2,093)
Change in net unrealized gains (losses)	(942)	(907)	35
Change in asset valuation reserve	(37)	1,396	1,433
Change in deferred net income tax	4,087	692	(3,395)
Change in non-admitted assets	(3,662)	(1,464)	2,198

 2.         Investments

The carrying value and market value of investments in bonds by category at December 31, 2003, are as follows (in thousands):

		Gross	Gross
	Carrying	Unrealized	Unrealized	Market
	Value	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S.
government agencies and corporations	$ 41,150	$ 1,343	$ (1)	$ 42,492
Obligations of states and political subdivisions	15,434	337	(849)	14,922
Industrial and miscellaneous	121,783	3,356	(588)	124,551
Public utilities	34,586	1,060	(454)	35,192
Mortgage-backed and asset-backed securities	264,197	1,882	(8,055)	258,024
Total bonds	$ 477,150	$ 7,978	$ (9,947)	$ 475,181

The cost and market value of investments in common stocks by category at December 31, 2003, are as follows (in thousands):

		Gross	Gross
		Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Parent and affiliates	$ 3,996	$ 8,055	$ -	$ 12,051
Other	40	23	(34)	29
Total common stocks	$ 4,036	$ 8,078	$ (34)	$ 12,080

The carrying value and market value of investments in bonds by category at December 31, 2002, are as follows (in thousands):

		Gross	Gross
	Carrying	Unrealized	Unrealized	Market
	Value	Gains	Losses	Value

U.S. Treasury securities and obligations of U.S.
government agencies and corporations	$ 156,686	$ 4,077	$ (75)	$160,688
Obligations of states and political subdivisions	4,497	432	-	4,929
Industrial and miscellaneous	34,203	1,996	(272)	35,927
Public utilities	31,759	799	(343)	32,215
Parent and affiliates	23,054	-	-	23,054
Mortgage-backed and asset-backed securities	170,035	8,098	(2,433)	175,700
Total bonds	$ 420,234	$ 15,402	$ (3,123)	$432,513

The cost and market value of investments in common stocks by category at December 31, 2002, are as follows (in thousands):

		Gross	Gross
		Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Parent and affiliates	$ 3,060	$ 5,967	$ (38)	$ 8,989
Other	39	20	(34)	25
Total common stocks	$ 3,099	$ 5,987	$ (72)	$ 9,014

For bonds that have unrealized losses at December 31, 2003, the fair value, gross unrealized losses, and length of time that individual securities have been in a continuous unrealized loss position are as follows (in thousands):

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

U.S. Treasury securities and
obligations of U.S. government
agencies and corporations	$ 9,991	$ (1)	$ -	$ -	$ 9,991	$ (1)
Obligations of states and
political subdivisions	12,134	(849)	-	-	12,134	(849)
Industrial and miscellaneous	28,282	(584)	263	(4)	28,545	(588)
Public utilities	16,975	(454)	-	-	16,975	(454)
Mortgage-backed and
asset-backed securities	143,998	(7,880)	15,303	(175)	159,301	(8,055)
	$211,380	$ (9,768)	$15,566	$ (179)	$226,946	$ (9,947)

The Company held a U.S. Treasury note with an unrealized loss of less than 1% of carrying value. The Company held three bonds issued by political subdivisions with unrealized losses averaging 7% of carrying value. The Company held eight investment-grade bonds issued by corporations with unrealized losses averaging 3% of carrying value. The Company held three investment-grade bonds issued by public utilities with unrealized losses averaging 3% of carrying value. The Company held 37 investments in mortgage-backed or asset-backed securities with unrealized losses averaging 5% of carried value.

Because of the high rating of these investments and the Company’s ability and intent to hold the bonds until recovery of fair value, which may be maturity or earlier if called, the Company does not consider these unrealized losses to be other than temporary.

Other than temporary impairments - The Company identified fourteen bonds during the year ended December 31, 2003, that were considered to be impaired and reduced their carrying values by a total of $6.12 million, which reductions were reflected as realized capital losses in the accompanying statement of operations.  The Company also identified one bond during the year ended December 31, 2002, which was considered to be impaired and reduced the carrying value by $463,000. This impairment was also reflected as a realized capital loss in the accompanying statement of operations.

The carrying value and market value of bonds at December 31, 2003, are shown below by contractual maturity (in thousands). Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Carrying	Market
	Value	Value

Due in one year or less	$ 7,374	$ 7,698
Due after one year through five years	19,393	20,466
Due after five years through ten years	98,302	100,768
Due after ten years	87,884	88,225
	212,953	217,157
Mortgage-backed and asset-backed securities	264,197	258,024
	$ 477,150	$ 475,181

At December 31, 2003 and 2002, bonds with carrying values of $4,432,880 and $4,457,370, respectively, were on deposit with state insurance departments as required by insurance regulations.

Mortgage loans - The Company participated with a third party in two mortgage loans in New York state, Champlain Centre Mall and Salmon Run Mall, with a total balance due of $4.60 million at June 30, 2002.  On June 18, 2002, the Company agreed to a proposed payoff of these loans at a discount.  The borrower paid off the loans in August, 2002, with a payment of $3.64 million. The Company reduced the carrying value of the two loans by $955,000 as of June 30, 2002 as an impairment of an invested asset. The impairment loss was reflected as a realized capital loss in the accompanying statement of operations.

Real estate - The Company purchased property known as River Place Pointe in October 1998.  It consists of 47.995 acres of land in Austin, Texas. The aggregate purchase price for these tracts was $8.1 million. The Company has completed construction of seven office buildings totaling 600,000 square feet, of which approximately 584,000 is rentable square feet (“RSF”), with associated parking, drives and related improvements. Construction on the first section of the project, which consisted of four office buildings, an associated parking garage, and related infrastructure was completed during 2000 and 2001. The second section of construction, which included three more office buildings, an associated parking garage, and related infrastructure was completed by the end of 2002. At December 31, 2003, the Company and its affiliates occupied Building One of River Place Pointe, consisting of approximately 76,000 RSF, and approximately 4,000 RSF in Building Four. Approximately 250,000 RSF of the remaining 312,000 RSF from Buildings Two, Three and Four are leased to third parties. The remaining three buildings (Buildings Five, Six and Seven) were not leased as of December 31, 2003, but the entire Building Six was subsequently leased in November 2004. At December 31, 2003, properties held for the production of income include approximately $76.7 million relating to the River Place Pointe property, not including $13.9 million which is reported separately as properties occupied by the Company.

The carrying values of investments at December 31, 2003 and 2002 that were non-income producing, for the preceding twelve months, were as follows (in thousands):

	2003	2002

Real estate properties held for production of income:
River Place Pointe non-leased buildings	$ 32,401	$ 33,071
Others	81	386
	$ 32,482	$ 33,457

An analysis of the Company’s net investment income for the years ended December 31, 2003 and 2002 is as follows (in thousands):

	2003	2002

Bonds	$ 29,925	$ 31,485
Short-term investments	393	1,690
Policy loans	3,073	3,129
Mortgage loans	-	251
Real estate	9,092	8,860
Equity in earnings of wholly-owned subsidiary	1	13
Dividends on common stock of affiliate	56	213
Other	135	139
Amortization of IMR	666	447
Gross investment income	43,341	46,227
Less investment expenses	(3,355)	(2,752)
Less depreciation on real estate and other invested assets	(2,925)	(2,505)
Net investment income	$ 37,061	$ 40,970

Proceeds from sales of bonds were approximately $197,249,000 and $60,348,000 for the years ended December 31, 2003 and 2002, respectively.

Realized capital gains (losses) for the years ended December 31, 2003 and 2002 are as follows (in thousands):

	2003	2002
Net gains on sales:
Bonds	$ 6,022	$ 911
Short-term investments	20	1
Other invested assets	-	15
Impairment losses:
Bonds	(6,117)	(463)
Mortgage loan	-	(955)
Real estate	(657)	-
Less amounts deferred as IMR	(1,499)	(592)
Realized capital losses before taxes	(2,231)	(1,083)
Income tax (benefit) provision	213	455
Net realized capital losses	$ (2,444)	$ (1,538)

3.            Reinsurance

Ceded - The Company reinsures portions of certain policies it writes, thereby providing greater diversification of risk and minimizing exposure on larger policies. The Company’s maximum retention on any one individual policy is $250,000. The Company remains liable to the extent the reinsurance companies are unable to meet their obligations under these agreements.

Policy liabilities and contractholder deposit funds are reported in the accompanying statutory financial statements net of such reinsurance ceded.  The amounts deducted in the accompanying statutory financial statements for reinsurance ceded are as follows (in thousands):

	2003	2002

Aggregate reserve for life, annuity and accident and health contracts	$ 8,088	$ 9,020
Other policy claims and benefits payable	1,173	1,973

Estimated amounts recoverable from reinsurers on paid claims were $1,511,395 and $1,987,883 at December 31, 2003 and 2002, respectively.Commissions and expense allowances due from reinsurers were $10,602 and $11,315 at December 31, 2003 and 2002 respectively. Total premiums ceded during 2003 and 2002 were $7,446,140 and $8,881,136, respectively.

Assumed- In 1995, the Company entered into a reinsurance agreement with Family Life Insurance Company (“Family Life”), an affiliate of the Company, pertaining to universal life insurance written by Family Life.  The reinsurance agreement is on a co-insurance basis and applies to all covered business with effective dates on and after January 1, 1995.  The agreement only applies to that portion of the face amount of the policy that is less than $200,000.  Face amounts of $200,000 or more are reinsured by Family Life with a third-party reinsurer.

In 1996, the Company entered into a reinsurance agreement with Family Life, pertaining to annuity contracts written by Family Life.  The agreement applies to contracts written on or after January 1, 1996.

Total premiums assumed from Family Life during 2003 and 2002 were $5,979,000 and $5,908,000, respectively.  Aggregate reserves for life and annuity contracts assumed from Family Life totaled $22,099,000 and $19,816,000 at December 31, 2003 and 2002, respectively.

4.                  Premiums Deferred and Uncollected

Premiums and annuity considerations deferred and uncollected by line of business are as follows at December 31, 2003 and 2002 (in thousands):

	2003		2002
		Net of		Net of
	Gross	Loading	Gross	Loading

Ordinary first year	$ 46	$ 23	$ 33	$ 11
Ordinary renewal	2,976	3,189	3,010	3,208
	$ 3,022	$ 3,212	$ 3,043	$ 3,219

5.                  Separate Accounts

The Company maintains two separate accounts that relate to variable annuity business of a non-guaranteed return type. Each of the separate accounts is registered under the Investment Company Act of 1940 as a unit investment trust.  The products consist of a single premium contract and a flexible premium contract.

Net premiums and annuity considerations received for separate accounts in 2003 and 2002 were $72,049 and $80,547, respectively.

The following reconciles net transfers per the Separate Accounts Statement to net transfers included in the Company’s statements of operations for the years ended December 31, 2003 and 2002 (in thousands):

	2003	2002

Transfers to separate accounts	$ 72	$ 81

Transfers from separate accounts	(21,567)	(20,590)

Net transfers from separate accounts	(21,495)	(20,509)

Reconciling adjustments:
Charges for investment management, administration
and contract guarantees	468	367

Transfers as reported in the summary of operations
of the Life, Accident and Health Annual Statement	$ (21,027)	$ (20,142)

6.         Federal Income Taxes

Statement of Statutory Accounting Principles (“SSAP”) No. 10 establishes statutory accounting principles for current and deferred federal and foreign income taxes and current state income taxes.  SSAP No. 10 mandates the asset and liability method for computing deferred income taxes.  Under this method, balance sheet amounts for deferred income taxes are computed based on the tax effect of the differences between the financial reporting and federal income tax basis of assets and liabilities using the tax rates that are expected to be in effect when the differences are anticipated to reverse.  SSAP No. 10 also establishes the test for admission of deferred income tax assets.

The components of the net deferred tax asset at December 31 are as follows (in thousands, except percentages):

		2002	Change
	2003	RESTATED	RESTATED
Deferred tax assets:
Bonds	$ 286	$ -	$ 286
Deferred acquisition costs	3,813	4,077	(264)
Property and equipment	(117)	418	(535)
Receivables from agents	46	173	(127)
Intercompany receivables	-	429	(429)
Section 197 commissions	729	815	(86)
Unearned investment income	115	77	38
Reserves	5,427	5,198	229
Unamortized PGAAP	139	164	(25)
Accounts receivable	-	1,186	(1,186)
General expense accruals	453	26	427
Policy loans and guaranty fund	75	653	(578)
Policy dividends and coupons	274	234	40
Separate account loss	-	293	(293)
Other	1,512	720	792
Gross deferred tax asset	$ 12,752	$ 14,463	$ (1,711)
Deferred tax liabilities:
Bonds	$ -	$ 135	$ (135)
Common stock	2,705	2,024	681
Real estate	506	301	205
S807(f) reserve adjustment	70	84	(14)
Life premiums deferred and uncollected	2,240	2,262	(22)
Deferred intercompany gain	518	528	(10)
Separate account gain	239	-	239
Total deferred tax liabilities	$ 6,278	$ 5,334	$ 944

Non-admitted deferred tax asset	$ 5,279	$ 4,599	$ 680

Net deferred tax asset	$ 1,195	$ 4,530	$ (3,335)

Change in net deferred tax asset (exclusive of			$ (2,655)
non-admitted deferred tax asset)

Tax effect of unrealized gains (losses)			$ 851

Change in net deferred income tax			$ (1,804)

The Company did not recognize deferred tax liabilities on the balance of $12,581,906 maintained in its Policyholder Surplus Account, (“PSA”) under the provisions of the Internal Revenue Code. This amount could become taxable to the extent that future shareholder dividends are paid from Shareholder Surplus Account (“SSA”). Should the balance in the PSA at December 31, 2003, become taxable, the federal income taxes computed at present rates would be approximately $4,404,000.

Total statutory income taxes for December 31, 2003 and 2002 consist of the following significant components (in thousands, except percentages):

				2002
		2003	2002	Effective
	2003	Effective	Amount	Tax Rate
	Amount	Tax Rate	RESTATED	RESTATED

Tax on statutory income at statutory tax rate	$ (1,277)	34.0%	$ 487	34.0%
Tax on statutory capital gains (losses)	(249)	6.6%	(167)	-11.7%
Change in non-admitted assets and other	1,064	-28.3%	(685)	-47.8%
Unrealized (loss) gain on separate accounts	532	-14.2%	(624)	-43.5%
Stock option expense	(329)	8.8%	-	0.0%
Eliminate amortization of IMR	(226)	6.0%	(152)	-10.6%
Other	(14)	0.4%	(65)	-4.5%
Total	$ (499)	13.3%	$ (1,206)	-84.1%

Federal income taxes incurred - operations	$ (2,923)		$ (1,008)
Federal income taxes incurred - capital gains	620		494
Change in net deferred income taxes	1,804		(692)
Total statutory income taxes	$ (499)		$ (1,206)

Current income taxes incurred available for recoupment for the years 2003, 2002 and 2001 are $0, $0 and $241,941, respectively. The Company has no net operating loss carryforwards or tax credit carryforwards at December 31, 2003.

The Company filed a consolidated federal income tax return with affiliates in 2001. The tax allocation between the companies was subject to a tax allocation agreement. For each calendar year, the consolidated tax liability was apportioned between the Company and its affiliates based on the relative federal income tax liability that would have been created by each company, as if each such company had computed its federal income tax liability on a separate company basis. In the event that the separate company calculation described above resulted in a net operating loss, the benefit that such loss contributed to the consolidated federal income tax return was allocated separately to the company that generated such loss on a separate return basis.  Intercompany tax balances were settled on an annual basis. The Company filed a separate tax return from its affiliates in 2002 and 2003.

7.         Life and Annuity Reserves

The Company waives deduction of deferred fractional premiums upon death of an insured.  The Company does not return any portion of the final premiums for the period beyond the date of death.  Surrender values are not guaranteed in excess of the legally computed reserves.

Traditional policies issued on a substandard basis are charged an extra premium, in addition to the standard gross premium. Additional mean reserves for substandard mortality is equal to one-half of the annual extra premium. Universal life policies issued on a substandard basis are charged an appropriate multiple of the standard cost of insurance scale. Additional reserves for substandard mortality is the unearned portion of the additional cost of insurance charge.

The volume of insurance in which gross premiums are less than net premiums according to the standard of valuation required by the state was $65,197,196 and $69,615,161 at December 31, 2003 and 2002, respectively. Reserves to cover the above insurance totaled $471,279 and $492,664 at December 31, 2003 and 2002, respectively.

Tabular interest, tabular less actual reserves released, and tabular cost are determined by formula pursuant to NAIC guidance.

The withdrawal characteristics of the Company’s annuity actuarial reserves and deposit liabilities (including reserves for annuity contracts maintained in the Company’s separate accounts) at December 31, 2003 and 2002 are as follows (in thousands, except percentages):

	2003		2002
		% of		% of
	Amount	Total	Amount	Total

Subject to discretionary withdrawal
with adjustments:
With market value adjustment	$ 355,228	68.8%	$ 333,593	69.8%
At book value less surrender charge:
Surrender charge of 5% or more	63,100	12.2%	46,630	9.8%
Surrender charge of less than 5%	12,792	2.5%	11,763	2.4%
Subtotal	431,120	83.5%	391,986	82.0%

Subject to discretionary withdrawal
without adjustment:
At book value	70,504	13.7%	70,121	14.7%
Not subject to discretionary withdrawal	14,532	2.8%	15,682	3.3%
Total annuity actuarial reserves and
deposit fund liabilities	516,156	100.0%	477,789	100.0%
Reinsurance ceded	-		-
Total annuity actuarial reserves and
deposit fund liabilities, net	$ 516,156		$ 477,789

8.         Capital and Surplus

Under current Texas law, any proposed payment of an “extraordinary dividend” requires a 30-day prior notice to the Texas Insurance Commissioner, during which period the Commissioner can approve the dividend, disapprove the dividend, or fail to comment on the notice, in which case the dividend is deemed approved at the end of the 30-day period. An “extraordinary dividend” is a distribution which, together with dividends or distributions paid during the preceding twelve months, exceeds the greater of (i) 10% of statutory surplus as of the preceding December 31 or (ii) the statutory net gain from operations for the preceding calendar year. Payment of a regular dividend requires that the insurer's earned surplus after dividends or distributions must be reasonable in relation to the insurer's outstanding liabilities and adequate to its financial needs. Investors Life did not make any dividend payments to its parent company in 2003 but did make dividend payments to its parent company totaling $8,556,104 in 2002.

Under current Texas law, a domestic life insurance company is required to maintain at least $700,000 of capital and at least $700,000 of surplus in order to conduct business.The NAIC requires that companies maintain certain amounts of capital and surplus based on an insurer’s investment and insurance risk. The ability of the Company to pay dividends could be further limited by these requirements.

The Company is required to comply with the NAIC’s Risk-Based Capital (“RBC”) requirements. Under the RBC standards, risks specific to the Company in such areas as asset risk, insurance risk, interest rate risk and business risk are evaluated and compared to the Company’s capital and surplus to determine solvency margins. The Company’s RBC solvency margins at December 31, 2003 and 2002 were in excess of NAIC minimum standards.

9.         Employee Benefit Plans

Defined Benefit Plan - ILCO maintains a retirement plan (“ILCO Pension Plan”) covering substantially all employees of the Company and its subsidiaries. The ILCO Pension Plan is a non-contributory, defined benefit pension plan that covers each eligible employee who has attained 21 years of age and has completed one year or more of service. Each participating subsidiary company contributes an amount necessary (as actuarially determined) to fund the benefits provided for its participating employees. For the years ended December 31, 2003 and 2002, no contributions were made by the Company, and no pension expense was allocated to the Company.

Savings and Investment Plan and Employee Stock Ownership Plan - Employees of the Company and its affiliates may participate in the ILCO Savings and Investment Plan (“401(k) Plan”). During 2003 and 2002, the Company’s contribution totaled $83,259 and $53,508, respectively.

Stock Option Plan- Under ILCO’s 1999 Non-qualified Stock Option Plan (the “ILCO Stock Option Plan”), options to purchase shares of ILCO’s common stock were granted to certain employees of ILCO, its subsidiaries and affiliates (including subsidiaries of FIC). Subsequent to May 18, 2001, each share of ILCO common stock issuable pursuant to outstanding options was assumed by FIC and became an option to acquire FIC common stock. The number of shares and the exercise price were adjusted for the exchange ratio in the merger. No compensation expense was allocated to the Company during 2003 or 2002 related to this plan.

10.       Commitments and Contingencies

The Company leases office facilities and equipment under agreements which expire on various dates through March 2007 and may be renewable at the option of the Company.

The Company’s parent leases an office building under an agreement requiring an annual base rent of $798,456 that expires in December 2005. The Company’s parent subleases this office space to various third parties for which it received income totaling $212,012 and $204,700 in 2003 and 2002, respectively. Since 1991, the Company has assumed responsibility for the lease payments, sublease income and the operating expenses of the building. Operating expenses, including taxes and insurance, totaled $316,782 in 2003. The Company accrued in 2003 the estimated net loss from the operation of this building for 2004 and 2005 totaling $1.96 million. The estimated net loss represents the annual base rent plus estimated operating expenses through December, 2005, reduced by estimated sublease income. The estimated future losses were accrued in 2003 as management determined that there were no prospects for significant additional subleasing of the building and future losses would not be avoidable. Accounting for this lease, as a result of the Company having responsibility for lease payments, has been accepted by the Texas Department of Insurance as an interpretation of NAIC prescribed accounting for leases.

Additionally, under a lease agreement that expires in July 2010, the Company and its affiliates occupy office space in River Place Pointe as previously described in Note 2. This office complex consists of seven office buildings with approximately 584,000 square feet of rentable space which is owned by the Company. In accordance with NAIC SAP, rent expense was recognized for this property occupied by the Company totaling $1.26 million and $1.45 million in 2003 and 2002, respectively.

Rent expense (in addition to the accrued loss described above and excluding rents related to the Company’s occupancy of River Place Pointe) was approximately $1.16 million and $1.23 million in 2003 and 2002, respectively. Minimum future rentals are as follows (in thousands):

For the years ending December 31:
2004	$ 981
2005	870
2006	65
2007	16
2008	-
Thereafter	-
Total	$ 1,932

In addition to River Place Pointe, the Company also owns other real estate properties for the production of income that are leased under agreements that are classified as operating leases. The Company is generally responsible for the payment of property taxes, insurance and maintenance costs related to the real estate properties. Future minimum lease payments receivable related to these properties and River Place Pointe (excluding rental income related to the Company’s occupancy of Building One of River Place Pointe) under noncancelable leasing arrangements as of December 31, 2003, are as follows (in thousands):

For the years ending December 31:
2004	$ 6,446
2005	6,234
2006	5,063
2007	4,415
2008	1,465
Thereafter	541
$ 24,164

The Company does not have any contingent rentals.

The Company is a defendant in certain legal actions related to the normal business operations of the Company.  Management believes that the resolution of such matters will not have a material impact on the financial statements.

11.       Related Parties

Bonds reflected in the accompanying statutory statements of admitted assets, liabilities and capital and surplus include $23,053,945 of notes receivable from affiliates at December 31, 2002. Pursuant to the accounting treatment as prescribed by TDI, these notes, totaling $16,906,237, have been reported as other invested assets, as opposed to bonds, in the accompanying statutory financial statements at December 31, 2003. These notes were initially issued at (i) $30,000,000 to Family Life Corporation (“FLC”), a wholly owned subsidiary of FIC; (ii) $22,500,000 to FLC, (iii) $4,500,000 to Family Life Insurance Investment Company (“FLIIC”), a former subsidiary of FIC and (iv) $2,500,000 to FIC. In December 1998, FLIIC was dissolved. In connection with the dissolution, all of the assets and liabilities of FLIIC became the obligations of FLIIC’s sole shareholder, FIC. Accordingly, the obligations under the provisions of the $4.5 million note described above are now the obligations of FIC.

With the approval of TDI, these notes were restructured as of March 18, 2004. As amended, the notes provide for a reduction in the interest rate from 9% to 5% for the balance of the term of the notes, no required principal payments for the period from June 12, 2004 to December 12, 2005, and a resumption of principal payments on March 12, 2006 with ten equal quarterly principal payments until the maturity date of June 12, 2008.

In connection with the notes issued above, FIC granted to the Company non-transferable options to purchase up to a total of 9.9% of the common shares of FIC, which totaled 500,411 shares. The option price, equivalent to the market price at the date of grant, was originally $10.50 per share. As a result of FIC’s five-for-one stock split in November 1996, the option price is currently $2.10 per share, subject to adjustment to prevent the effect of dilution. The options provide for their expiration upon final repayment of the respective notes. On June 30, 2003, the Company exercised its option to purchase 500,411 shares at a price of $2.10 per share.

The Company held 1,427,073 and 926,662 shares of FIC common stock at December 31, 2003 and 2002, respectively. As interpreted as prescribed by the State of Texas at December 31, 2003 and as prescribed by the State of Washington at December 31, 2002, the common stock is reflected in the accompanying statements of admitted assets, liabilities and capital and surplus at a statement value of $11,788,529 and $8,738,367, respectively.

Also included in common stock are 300 shares of common stock of ILG at December 31, 2003 and 2002. The common stock is reflected in the accompanying statements of admitted assets, liabilities and capital and surplus at a statement value of $262,248 and $250,435 at December 31, 2003 and 2002, respectively.

During 2002, the Company paid a cash dividend to ILCO of $8,556,104. No dividends were paid in 2003.

Pursuant to a service agreement between the Company and its affiliates, the Company pays certain expenses on behalf of its affiliates. Under thisagreement, the Company was reimbursed $13,295,264 and $12,216,810 in 2003 and 2002, respectively.

At December 31, 2003, the Company reported $2,675,567 as a receivable from affiliates. Of this total net receivable, amounts were due from (to) the following entities: ultimate parent company, FIC – $6,964,013; parent company, InterContinental Life Corporation – $(13,301,068); subsidiary company, ILG Securities Corporation – $3,712; affiliate company, Family Life Insurance Company – $6,345,481; affiliate company, ILG Sales Corporation – $691,438; affiliate company, FIC Financial Services, Inc. – $1,798,729; and other affiliate companies – $173,262.

Compensation related costs for 2003 include the Company’s allocated portion of future severance obligations incurred with respect to certain employees whose employment terminated during 2003 or 2004, as follows: Chief Executive Officer and President, $1,984,272; Chief Executive Officer and President, $244,800; Chief Marketing Officer, $238,462; and Chief Financial Officer, $211,017.

The Company has also entered into reinsurance agreements with Family Life as previously described in Note 3, Reinsurance.

The Company and FIC Computer Services, Inc. (“FICCS”), a wholly owned subsidiary of FIC, are parties to a data processing agreement, whereby FICCS provides data processing services to the Company and other affiliates on a cost reimbursement basis.  The Company paid $3,017,809 and $2,282,423 to FICCS for data processing services provided during 2003 and 2002, respectively.

12.       Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Bonds and common stock- Fair values are based on market prices published by the NAIC Securities Valuation Office ("SVO"), except for common stock in subsidiaries, which is valued on the equity method. In the absence of SVO published market values, or when amortized cost is used by the SVO as market value, quoted market prices by other third party organizations, if available, are used as the fair value of financial instruments.

Policy loans - Policy loans are, generally, issued with coupon rates below market rates for consumer loans and are considered early payment of the life benefit. While it is impracticable to estimate the fair value of policy loans, the carrying value of these financial instruments is a reasonable estimate of their fair value.

Other invested assets - Fair values of notes from affiliates are based on a discounted cash flow analysis using current rates offered to the Company for debt of the same remaining maturities.

Cash and short-term investments - The carrying amount of these instruments approximates market value.

Separate account assets and liabilities- Separate account assets and liabilities represent the market value of policyholder funds maintained in accounts having specific investment objectives. Separate account assets also include the Company’s seed money investments in the separate accounts at market value. Fair values are based on quoted market prices.

Deferred annuities and supplemental contracts - The fair value of deferred annuities is estimated using cash surrender values. Fair value of supplemental contracts is estimated using a discounted cash flow analysis, based on interest rates currently offered on similar products.

The estimated fair values of the Company’s financial instruments at December 31, 2003, are as follows (in thousands):

	Carrying	Fair
	Value	Value

Financial assets:
Bonds	$ 477,150	$ 475,181
Common stock	12,080	12,080
Policy loans	38,176	38,176
Other invested assets	16,906	16,906
Cash and short-term investments	62,946	62,946
Separate account assets	366,179	366,179

Financial liabilities:
Deferred annuities	$ 138,697	$ 133,496
Supplemental contracts	11,989	11,689
Separate account liabilities	358,271	358,271

13.       Subsequent Events

Investment in FIC Common Stock - As previously described in Note 1, FIC is the ultimate parent of the Company and the Company has a significant investment in FIC common stock. Effective as of July 1, 2004, FIC’s common stock was delisted from trading on The Nasdaq National Market following a determination by the Nasdaq Listing Qualifications Panel (the “Panel”) regarding FIC’s eligibility for continued listing.  The Panel had determined that the continued listing of FIC’s securities on The Nasdaq National Market was subject to FIC having filed, on or before June 30, 2004, its Form 10-K for the fiscal year ended December 31, 2003, and its Form 10-Q for the quarter ended March 31, 2004.  In a Form 8-K filed on June 29, 2004, FIC announced that it would not be able to file its Form 10-K for the fiscal year ended December 31, 2003, and its Form 10-Q for the quarter ended March 31, 2004, by the dated established by the Panel.  FIC is continuing its work on the preparation and filing of the above described financial reports.

Since July 1, 2004, quotations for FIC’s common stock have been available on the National Quotation Bureau’s Pink Sheet quotation service. The market value price for FIC has also decreased significantly since December 31, 2003.  The quoted price was $13.80 per share for FIC common stock as of December 31, 2003. This was the price used in the market valuation of the Company’s holdings in FIC stock, resulting in an admitted value of $11,788,529 at December 31, 2003, as previously described in Note 1. As of May 12, 2005, the quoted price was $8.30 per share.  Using the same market valuation method with the $8.30 per share price as of May 12, 2005, would result in an admitted value of $7,166,963 for the Company’s investment in FIC common stock. The lower admitted value of this investment would also reduce the Company’s December 31, 2003, capital and surplus position by approximately $2,211,974, net of the effects of changes in the asset valuation reserve.

Management Agreement - Following the redomestication of the Company from Washington to Texas in March 2004, the Company entered into a management agreement with FIC Insurance Services, LP (“FIC Insurance Services”). FIC Insurance Services is a limited partnership, of which Financial Industries Corporation (the ultimate parent of the Company) is the general partner.  The agreement provides that FIC Insurance Services will provide general management of the day-to-day operations of the Company, including, among other responsibilities,  the administration of in-force business; the underwriting and issue of new policies; the management of the investment portfolio of the Company; the processing of claims made pursuant to insurance policies issued by the Company; the operation and maintenance of the policy management systems, investment accounting systems, agency systems, general ledger systems, computer hardware, IT network, and other computer systems integral to the operations of the Company; and the preparation and filing of periodic financial statements of the Company. For the services provided under the agreement, the Company pays a monthly fee to FIC Insurance Services, based on the number of policies being administered, the premium volume, and the value of the investment portfolio of the Company.

The agreement, which was approved by the Texas Department of Insurance, was effective as of July 1, 2004.

Closure of Seattle Office - The Company maintained an office and records storage facility in Seattle, Washington during 2003. The office facility provided premium processing services and was staffed by approximately 28 employees. Prior to year end 2003, the Company determined that cost savings could be achieved by consolidating those functions in its home office in Austin, Texas, largely due to a reduction of staff. The Seattle facility was subsequently closed in February, 2004. As part of this facility closure and resulting employee terminations, severance benefits were paid to employees. Severance costs incurred in 2003 totaled $94,799.

Potential Sale of Real Estate- On March 17, 2005, the Company entered into an agreement to sell its investment in the River Place Pointe office complex to an unaffiliated third party for a cash sale price of $103 million. The office complex is located in Austin, Texas, as more fully described in Note 2.  The sale agreement provides for a customary inspection period, during which the purchaser may terminate the agreement for any reason, or for no reason, and receive a refund of its earnest money deposit. At the end of the inspection period, the agreement is binding on both parties. The inspection period ended on May 2, 2005, and the Company expects the closing to occur within 30 days. No significant issues which would impact the terms of the agreement or anticipated closing of the sale were raised by the purchaser during the inspection period.

The agreement provides that, at the time of closing, the Company will enter into a lease with the purchaser with respect to all of the space in Building One totaling approximately 76,000 square feet, for a five-year term at a rate of $28.00 per square foot, which was the prevailing rental rate at the time that the Company, FIC and its subsidiaries occupied the building in July 2000. The lease will provide the Company with a right of cancellation of the lease at March 31, 2008.

*  *  *

Supplemental Information

Report of Independent Auditors on Accompanying Information

To the Board of Directors and Stockholder of Investors Life Insurance Company of North America:

The report on our audit of the basic statutory basis financial statements (the “financial statements”) of Investors Life Insurance Company of North America (the “Company”) as of December 31, 2003, and for the year then ended is presented in the first section of this document. That audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying Supplemental Schedule of Assets and Liabilities, Investment Risk Interrogatories and Summary Investment Schedule of the Company as of December 31, 2003, and for the year then ended are presented for purposes of additional analysis and are not a required part of the financial statements. The effects on the Supplemental Schedule of Assets and Liabilities, Investment Risk Interrogatories and Summary Investment Schedule of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America are material. As a consequence, the Supplemental Schedule of Assets and Liabilities, Investment Risk Interrogatories and Summary Investment Schedule do not present fairly, in conformity with accounting principles generally accepted in the United States of America, such information of the Company as of December 31, 2003, and for the year then ended. The Supplemental Schedule of Assets and Liabilities, Investment Risk Interrogatories and Summary Investment Schedule have been subjected to the auditing procedures applied in the audit of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

PricewaterhouseCoopers LLP
Dallas, TX
May 16, 2005

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA
Supplemental Schedule of Assets and Liabilities

As of and For the Year Ended December 31, 2003

Investment income earned:
Government bonds	$ 9,879,612
Other bonds (unaffiliated)	18,265,170
Bonds of affiliates	1,780,534
Common stocks (unaffiliated)	500
Common stocks of affiliates	56,055
Mortgage loans	325
Real estate	9,091,971
Premium notes, policy loans and liens	3,072,536
Cash on hand and on deposit	393,310
Short-term investments	-
Aggregate write-ins for investment income	134,700
Gross investment income	$ 42,674,713

Real estate owned - book value less encumbrances	$ 92,726,903

Mortgage loans- book value:
Commercial mortgages	$ -

Mortgage loans by standing - book value:
Good standing	$ -
Restructured mortgages	$ -

Bonds and stocks of parents, subsidiaries and affiliates - book value
Bonds (other invested assets)	$ 16,906,237
Common stocks	$ 12,050,777

Bonds and short-term investments by class and maturity:
Bonds by maturity - statement value
Due within one year or less	$ 7,375,169
Over 1 year through 5 years	21,789,838
Over 5 years through 10 years	100,831,482
Over 10 years through 20 years	83,993,080
Over 20 years	263,159,934
Total by maturity	$ 477,149,503

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA
Supplemental Schedule of Assets and Liabilities

As of and For the Year Ended December 31, 2003

Bonds and short-term investments by class - statement value
Class 1		$ 442,627,114
Class 2		32,013,740
Class 3		-
Class 4		1,505,703
Class 5		16,696
Class 6		986,250
	Total by class	$ 477,149,503
	Total bonds and short-term investments publicly traded	$ 477,149,503
	Total bonds and short-term investments privately traded	$ -

Common stocks - market value		$ 12,080,519
Short-term investments - book value		$ -

Cash on deposit		$ 9,903,228
Cash equivalents		$ 53,043,034

Life insurance in force (in thousands):
Industrial		$ 2,107
Ordinary		$ 5,359,827
Credit life		$ 160
Group life		$ 3,568

Amount of accidental death insurance in force (in thousands) under:
Ordinary policies		$ 186,347

Life insurance policies with disability provisions in force (in thousands):
Ordinary		$ 165,723

Supplemental contracts in force:
Ordinary - not involving life contingencies
	Amount on deposit	$ 117,793
	Income payable	$ 111,681
Ordinary - involving life contingencies
	Income payable	$ 7,471
Annuities:
Ordinary
	Immediate - amount of income payable	$ 6,480
	Deferred - fully paid account balance	$ 35,092,401
	Deferred - not fully paid - account balance	$ 82,051,599
Group
	Fully paid account balance	$ 3,516,697
	Not fully paid account balance	$ 1,995,615

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA
Supplemental Schedule of Assets and Liabilities

As of and For the Year Ended December 31, 2003

Accident and health insurance - premiums in force:
Ordinary	$ 132,802
Group	$ 1,878
Credit	$ 61

Deposit funds and dividend accumulation:
Dividend accumulations - account balance	$ 560,952

Claim payments in 2003:
Group accident and health year ended December 31,
2003	$ 7,515
2002	$ 1,933
2001	$ 1,288
2000	$ -
1999	$ -
Prior	$ -

Credit accident and health year ended December 31,
2003	$ -
2002	$ -
2001	$ -
2000	$ -
1999	$ -
Prior	$ -

Other accident and health year ended December 31,
2003	$ 50,881
2002	$ 118,000
2001	$ -
2000	$ -
1999	$ -
Prior	$ -

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA
Investment Risk Interrogatories
December 31, 2003

Investment Risk Interrogatories

Answer the following interrogatories by stating the applicable U.S. dollar amounts and percentages of the reporting entity’s total admitted assets held in that category of investments as shown on the Summary Investment Schedule. All reporting entities must answer interrogatories 1 through 4, 11, 13 through 17, 19 and, if applicable, 20 through 24. Answer each of interrogatories 5 through 10 only if the reporting entity’s aggregate holding in the gross investment category addressed in interrogatory 4 equals or exceeds 2.5% of the reporting entity’s total admitted assets. Answer interrogatory 12 only if the reporting entity’s aggregate holding in the gross investment category addressed in interrogatory 11 equals or exceeds 2.5% of the reporting entity’s total admitted assets. Answer interrogatory 18 only if the reporting entity’s aggregate holding in the gross investment category addressed in interrogatory 17 equals or exceeds 2.5% of the reporting entity’s total admitted assets. For Life, Health and Fraternal blanks, responses are to exclude Separate Accounts.

1.            The reporting entity’s total admitted assets, excluding Separate Accounts, as reported in these audited financial statements are $725,152,464.

2.            State by investment category the 10 largest exposures to a single issuer/borrower/investment, excluding (i) U.S. government, U.S. government agency securities and those US Government money market funds listed in the Appendix to the SVO Purposes and Procedures Manual as exempt, (ii) property occupied by the company and (iii) policy loans.

	Investment Category	Amount	Percentage of Total Admitted Assets
a.	Real Estate - Investments - River Place Building 3	$ 16,616,412	2.29%
b.	Real Estate - Investments - River Place Building 2	$ 14,736,487	2.03%
c.	Note - Family Life Corporation	$ 14,701,078	2.03%
d.	Equity/Note - Financial Industries Corporation	$ 13,993,688	1.93%
e.	Real Estate - Investments - River Place Building 4	$ 12,958,276	1.79%
f.	Real Estate - Investments - River Place Building 7	$ 11,155,744	1.54%
g.	Real Estate - Investments - River Place Building 5	$ 10,712,023	1.48%
h.	Real Estate - Investments - River Place Building 6	$ 10,533,462	1.45%
i.	Bond - Ross County Water Co.	$ 9,466,966	1.31%
j.	Bond - Ameriquest	$ 9,179,783	1.27%

3.            State the amounts and percentage of the reporting entity’s total admitted assets held in bonds and preferred stocks by NAIC rating.

Bonds			Preferred Stocks
NAIC-1	$ 442,627,114	61.0%	P/PSF-1	$ -	0%
NAIC-2	$ 32,013,740	4.4%	P/PSF-2	$ -	0%
NAIC-3	$ -	0.0%	P/PSF-3	$ -	0%
NAIC-4	$ 1,505,703	0.2%	P/PSF-4	$ -	0%
NAIC-5	$ 16,696	0.0%	P/PSF-5	$ -	0%
NAIC-6	$ 986,250	0.1%	P/PSF-6	$ -	0%

4.            State the amounts and percentages of the reporting entity’s total admitted assets held in foreign investments (regardless of whether there is any foreign currency exposure) and unhedged foreign currency exposure (defined as the statement value of investments denominated in foreign currencies which are not hedged by financial instruments qualifying for hedge accounting as specified in SSAP No. 31 – Derivative Instruments and SSAP No. 86, Accounting for Derivative Instruments and Hedging, Income Generation, and Replication (Synthetic Asset) Transactions), including (i) foreign-currency-denominated investments of $-0- supporting insurance liabilities denominated in that same foreign currency $-0- and excluding (ii) Canadian investments and currency exposure of $-0-:

Assets held in foreign investments less than 2.5% of the reporting entity’s total admitted assets, detail not required:                   Yes   X                             No ___                   N/A ___

5.            Aggregate foreign investment exposure categorized by NAIC sovereign rating:

Countries rated NAIC-1	$ -	0%
Countries rated NAIC-2	$ -	0%
Countries rated NAIC-3 or below	$ -	0%

6.            Two largest foreign investment exposures to a single country, categorized by the country’s NAIC sovereign rating:

Countries rated NAIC-1
Country:	$ -	0%
Country:	$ -	0%
Countries rated NAIC-2
Country:	$ -	0%
Country:	$ -	0%
Countries rated NAIC-3 or below
Country:	$ -	0%
Country:	$ -	0%

7.	Aggregate unhedged foreign currency exposure	$ -	0%

8.            Aggregate unhedged foreign currency exposure categorized by NAIC sovereign rating:

Countries rated NAIC-1	$ -	0%
Countries rated NAIC-2	$ -	0%
Countries rated NAIC-3 or below	$ -	0%

9.            Two largest unhedged foreign currency exposures to a single country, categorized by the country’s NAIC sovereign rating:

Countries rated NAIC-1
Country:	$ -	0%
Country:	$ -	0%
Countries rated NAIC-2
Country:	$ -	0%
Country:	$ -	0%
Countries rated NAIC-3 or below
Country:	$ -	0%
Country:	$ -	0%

10.         List the 10 largest non-sovereign (i.e. non-governmental) foreign issues:

NAIC rating	$ -	0%
NAIC rating	$ -	0%
NAIC rating	$ -	0%
NAIC rating	$ -	0%
NAIC rating	$ -	0%
NAIC rating	$ -	0%
NAIC rating	$ -	0%
NAIC rating	$ -	0%
NAIC rating	$ -	0%
NAIC rating	$ -	0%

11.          State the amounts and percentages of the reporting entity’s total admitted assets held in Canadian investments and unhedged Canadian currency exposure, including Canadian-currency-denominated investments of $-0- supporting Canadian-denominated insurance liabilities of $-0-.

Assets held in Canadian investments less than 2.5% of the reporting entity’s total admitted assets, detail not required:    Yes                         No ___                   N/A__X__

12.          Aggregate Canadian investment exposure:

a.	Canadian investments	$ -	0%
b.	Unhedged Canadian currency exposure	$ -	0%

13.          State the aggregate amounts and percentage of the reporting entity’s total admitted assets held in investments with contractual sales restrictions (defined as investments having restrictions that prevent investments from being sold within 90 days).

Assets held in investments with contractual sales restrictions less than 2.5% of the reporting entities total admitted assets, detail not required:      Yes                 No ___   N/A__X__

a.	Aggregate statement value of investments with
	contractual sales restrictions	$ -	0%
b.	Largest three investments with contractual
	sales restrictions:
	i.	$ -	0%
	ii.	$ -	0%
	iii.	$ -	0%

14.          State the amounts and percentages of admitted assets held in the largest 10 equity interests (including investments in the shares of mutual funds, preferred stocks, publicly traded equity securities, and other equity securities, and excluding money market and bond mutual funds listed in the Appendix to the SVO Practices and Procedures Manual as exempt or Class 1).

Investment Category
a.	Financial Industries Corporation	$ 11,788,529	1.63%
b.	ILG Securities Corporation	$ 262,248	0.04%
c.	Electronic Data Systems	$ 11,779	0.00%
d.	Anixter Int'l Inc.	$ 11,232	0.00%
e.	First Energy Corp.	$ 3,907	0.00%
f.	Federal Home Loan Mortgage Corp.	$ 2,566	0.00%
g.	New Valley Corporation C.S.	$ 258	0.00%
h.		$ -	0.00%

Assets held in equity interest less than 2.5% of the reporting entity’s total admitted assets, detail not required:      Yes   X                   No ___                   N/A___

15.          State the amounts and percentages of the reporting entity’s total admitted assets held in nonaffiliated, privately placed equities (included in other equity securities) and excluding securities eligible for sale under (i) Securities Exchange Commission (SEC) Rule 144a or (ii) SEC Rule 144 without volume restrictions.

Assets held in nonaffiliated, privately placed equities less than 2.5% of the reporting entities total admitted assets, detail not required:     Yes   X                   No ___                   N/A___

a.	Aggregate statement value of investments held in
	nonaffiliated, privately placed equities	$ -	0%
b.	Largest three investments held in nonaffiliated,
	privately placed equities:
	i.	$ -	0%
	ii.	$ -	0%
	iii.	$ -	0%

16.          State the amounts and percentages of the reporting entity’s total admitted assets held in general partnership interests (included in other equity securities).

Assets held in general partnership interests less than 2.5% of the reporting entity’s total admitted assets, detail not required:        Yes   X                   No ___                   N/A___

a.	Aggregate statement value of investments held in
	general partner interests	$ -	0%
b.	Largest three investments held in general
	partnership interests:
	i.	$ -	0%
	ii.	$ -	0%
	iii.	$ -	0%

17.          With respect to mortgage loans reported in Schedule B, state the amounts and percentages of the reporting entity’s total admitted assets held:

Mortgage loans reported in Schedule B less than 2.5% of the reporting entity’s total admitted assets, detail not required:      Yes                         No ___                   N/A_ X __

Each of the 10 largest aggregate mortgage interests. The aggregate mortgage interest represents the combined value of all mortgages secured by the same property or same group of properties:

	Type (Residential, Commercial, Agricultural)
i.		$ -	0%
ii.		$ -	0%
iii.		$ -	0%
iv.		$ -	0%
v.		$ -	0%
vi.		$ -	0%
vii.		$ -	0%
viii.		$ -	0%
ix.		$ -	0%
x.		$ -	0%

	(none more than 2.5% of admitted assets.)

18.          Aggregate mortgage loans having the following loan-to-value ratios as determined from the most current appraisal as of the annual statement date:

	Loan-to-Value	Residential		Commercial		Agricultural

i.	Above 95%	$ -	0%	$ -	0%	$ -	0%
ii.	91% to 95%	$ -	0%	$ -	0%	$ -	0%
iii.	81% to 90%	$ -	0%	$ -	0%	$ -	0%
iv.	71% to 80%	$ -	0%	$ -	0%	$ -	0%
v.	Below 70%	$ -	0%	$ -	0%	$ -	0%

a.	Construction loans	$ -	0%
b.	Mortgage loans over 90 days past due	$ -	0%
c.	Mortgage loans in the process of foreclosure	$ -	0%
d.	Mortgage loans foreclosed	$ -	0%
e.	Restructured mortgage loans	$ -	0%

19.          State the amounts and percentage of the reporting entity’s total admitted assets held in each of the five largest investments in one parcel or group of contiguous parcels of real estate reported in Schedule A, excluding property occupied by the company.

a.	River Place Pointe - Building 3	$ 16,616,412	2.29%
b.	River Place Pointe - Building 2	$ 14,736,487	2.03%
c.	River Place Pointe - Building 4	$ 12,958,276	1.79%
d.	River Place Pointe - Building 7	$ 11,155,744	1.54%
e.	River Place Pointe - Building 5	$ 10,712,023	1.48%

20.          State the amounts and percentages of the reporting entity’s total admitted assets, subject to the following types of agreements:

				At End of Each Quarter
		At Year End		1st Qtr.	2nd Qtr.	3rd Qtr

a.	Securities lending (do not include assets held as collateral for such transactions)	$ -	0%	$ -	$ -	$ -
b.	Repurchase agreements	$ -	0%	$ -	$ -	$ -
c.	Reverse repurchase agreements	$ -	0%	$ -	$ -	$ -
d.	Dollar repurchase agreements	$ -	0%	$ -	$ -	$ -
e.	Dollar reverse repurchase agreements	$ -	0%	$ -	$ -	$ -

21.          State the amounts and percentages indicated below for warrants not attached to other financial instruments, options, caps, and floors:

	Written	Owned

a.	Hedging	$ -	0%
b.	Income generation	$ -	0%
c.	Other	$ -	0%

22.          State the amounts and percentages indicated below of potential exposure (defined as the amount determined in accordance with the NAIC Annual Statement Instructions) for collars, swaps, and forwards:

				At End of Each Quarter
		At Year End		1st Qtr.	2nd Qtr.	3rd Qtr

a.	Hedging	$ -	0%	$ -	$ -	$ -
b.	Income generation	$ -	0%	$ -	$ -	$ -
c.	Replications	$ -	0%	$ -	$ -	$ -
d.	Other	$ -	0%	$ -	$ -	$ -

23.          State the amounts and percentages indicated below of potential exposure (defined as the amount determined in accordance with the NAIC Annual Statement Instructions) for futures contracts:

				At End of Each Quarter
		At Year End		1st Qtr.	2nd Qtr.	3rd Qtr

a.	Hedging	$ -	0%	$ -	$ -	$ -
b.	Income generation	$ -	0%	$ -	$ -	$ -
c.	Replications	$ -	0%	$ -	$ -	$ -
d.	Other	$ -	0%	$ -	$ -	$ -

24.          State the amounts and percentages of 10 largest investments included in the Write-ins for Invested Assets category included on the Summary Investment Schedule

a.	Family Life Corporation Note Receivable	$ 14,701,078	2.03%
b.	Financial Industries Corporation Note Receivable	$ 2,205,159	0.30%
c.		$ -	0.00%
d.		$ -	0.00%
e.		$ -	0.00%
f.		$ -	0.00%
g.		$ -	0.00%
h.		$ -	0.00%
i.		$ -	0.00%
j.		$ -	0.00%

INVESTORS LIFE INSURANCE COMPANY OF NORTH AMERICA
Summary Investment Schedule
December 31, 2003

Summary Investment Schedule

			Admitted Assets as
	Gross Investment		Reported in the Annual
Investment Categories	Holdings*		Statement

Bonds
US Treasury Securities	$ 16,597,476	2.4%	$ 16,597,476	2.4%
US Government agency and corporate obligations
(excluding mortgage-backed securities)
Issued by US Government agencies	$ -	0.0%	$ -	0.0%
Issued by US Government-sponsored
agencies	$ 24,053,875	3.4%	$ 24,053,875	3.4%
Foreign Government (including Canada,
excluding mortgage-backed securities)	$ -	0.0%	$ -	0.0%
Securities issued by states, territories and
possessions and political subdivisions
in the US:
State, territories and possession general
obligations	$ 1,951,586	0.3%	$ 1,951,586	0.3%
Political subdivisions of states, territories
and possessions political subdivisions
general obligations	$ -	0.0%	$ -	0.0%
Revenue and assessment obligations	$ 13,981,491	2.0%	$ 13,981,491	2.0%
Industrial development and similar
obligations	$ -	0.0%	$ -	0.0%
Mortgage-backed securities (includes
residential and commercial MBS)
Pass-through securities
Guaranteed by GNMA	$ 35,382,887	5.0%	$ 35,382,887	5.0%
Issued by FNMA and FHLMC	$ 31,317,774	4.5%	$ 31,317,774	4.5%
Privately issued	$ 32,764,913	4.7%	$ 32,764,913	4.7%
CMOs and REMICs
Issued by FNMA and FHLMC	$ 90,188,318	12.9%	$ 90,188,318	12.9%
Privately issued and collateralized by
MBS issued or guaranteed by
GNMA, FNMA, FHLMC	$ -	0.0%	$ -	0.0%
All other privately issued	$ 37,237,901	5.3%	$ 37,237,901	5.3%
Other debt and other fixed income securities
(excluding short term)
Unaffiliated domestic securities (includes
credit tenant loans rated by the SVO)	$ 188,363,105	26.9%	$ 188,363,105	26.9%
Unaffiliated foreign securities	$ 5,310,177	0.7%	$ 5,310,177	0.7%
Affiliated securities	$ -	0.0%	$ -	0.0%

			Admitted Assets as
	Gross Investment		Reported in the Annual
Investment Categories	Holdings*		Statement

Equity interests
Investments in mutual funds	$ -	0.0%	$ -	0.0%
Preferred stocks
Affiliated	$ -	0.0%	$ -	0.0%
Unaffiliated	$ -	0.0%	$ -	0.0%
Publicly traded equity securities
(excluding preferred stocks)
Affiliated	$ 11,788,529	1.7%	$ 11,788,529	1.7%
Unaffiliated	$ 29,742	0.0%	$ 29,742	0.0%
Other equity securities
Affiliated	$ 262,248	0.0%	$ 262,248	0.0%
Unaffiliated	$ -	0.0%	$ -	0.0%
Other equity interests including tangible
personal property under lease
Affiliated	$ -	0.0%	$ -	0.0%
Unaffiliated	$ -	0.0%	$ -	0.0%
Mortgage loans
Construction and land development	$ -	0.0%	$ -	0.0%
Agricultural	$ -	0.0%	$ -	0.0%
Single family residential properties	$ -	0.0%	$ -	0.0%
Multi-family residential properties	$ -	0.0%	$ -	0.0%
Commercial loans	$ -	0.0%	$ -	0.0%
Real estate investments
Property occupied by company	$ 13,870,348	2.0%	$ 13,870,348	2.0%
Property held for production of income	$ 76,711,906	11.0%	$ 76,711,906	11.0%
Property held for sale	$ 2,144,649	0.3%	$ 2,144,649	0.3%
Collateral loans	$ -	0.0%	$ -	0.0%
Policy loans	$ 38,176,008	5.5%	$ 38,176,008	5.5%
Receivables for securities	$ -	0.0%	$ -	0.0%
Cash and short-term investments	$ 62,946,262	9.0%	$ 62,946,262	9.0%
Write-in for invested assets	$ 16,906,237	2.4%	$ 16,906,237	2.4%

Total invested assets	$ 699,985,432	100.0%	$ 699,985,432	100.0%

*    Gross Investment Holdings as valued in compliance with NAIC Accounting Practices & Procedures (“NAIC SAP”), except for investments in common stock of the Company’s upstream ultimate parent company, FIC, which are valued as interpreted as prescribed by the State of Texas, previously described in Note 1 to the accompanying financial statements. Also, as described in Note 1 to the accompanying financial statements, in 2003 a residential real estate property was non-admitted pursuant to accounting practices prescribed by the State of Texas.